Exhibit 10.1

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between QUINTANA OFFICE PROPERTY LLC, a Delaware limited liability company (“Landlord”), and XPONENTIAL FITNESS LLC, a Delaware limited liability company (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

	TERMS OF LEASE	DESCRIPTION

1.	Date:	November 16, 2017 (the “Effective Date”)

2.	Premises

	2.1 Building:	That certain five (5) story office building containing approximately 162,541 rentable square feet of space commonly known as 17877 Von Karman, Irvine, California (“Building B”), as depicted on Exhibit A-l to this Lease.

	2.2 Premises:	Approximately 26,273 rentable (22,309 usable) square feet, consisting of Suites 100 and 150 in Building B, as depicted on Exhibit A to this Lease.

3.	Lease Term (Article 2).

	3.1 Length of Term:	Approximately one hundred thirty-five (135) months.

	3.2 Lease Commencement Date:	As defined in the Tenant Work Letter attached hereto as Exhibit B (“Tenant Work Letter”), estimated to occur on May 22, 2018 (the “Estimated Lease Commencement Date”).

	3.3 Lease Expiration Date:	The last day of the one hundred thirty-fifth (135th) full calendar month following the Lease Commencement Date.

4.	Base Rent (Article 3):

4.1 Amount Due:

Months of Lease Term	Approximate Monthly Base Rent Rate per Rentable Square Foot	**Monthly Installment of Base Rent

*1 – 24	$2.82	$74,089.86
25 – 36	$2.90	$76,312.56
37 – 48	$2.99	$78,601.93
49 – 60	$3.08	$80,959.99
61 – 72	$3.17	$83,388.79
73 – 84	$3.27	$85,890.45
85 – 96	$3.37	$88,467.17
97 – 108	$3.47	$91,121.18
109 – 120	$3.57	$93,854.82
121 – 132	$3.68	$96,670.46
133 – 135	$3.79	$99,570.58

* Including any partial month at the beginning of the initial Lease Term.

**Tenant’s obligation to pay Base Rent shall be conditionally abated for the second (2nd) through the sixteenth (16th) full calendar months of the initial Lease Term, inclusive (the “Base Rent Abatement Period”), as set forth in Article 3 below.

[XPONENTIAL FITNESS]

4.2 Rent Payment Address:

If by wire (preferred):

Wells Fargo Bank, N.A.

San Francisco, CA

ABA #: 121 000 248

Account #: 4646715474

Account Name: QUINTANA OFFICE

PROPERTY LLC (DACA) FBO NEW YORK

LIFE INSURANCE COMPANY

If by check:

Quintana Office Property LLC

c/o Hines, P.O. Box 845394

Los Angeles, CA 90084-5394

Payments shall be made by wire or ACH to the

extent practical.

5.	Tenant’s Share (Article 4):	16.164% (based on 26,273 rentable square feet in the Premises and 162,541 rentable square feet in the Building).

6.	Permitted Use (Article 5):	General office use only consistent with a first-class office building in the John Wayne/Orange County airport submarket, and to the extent permitted by Laws and the Development CC&R’s and not prohibited by any other lease existing as of the date of this Lease for any portion of the Project.

7.	Security Deposit (Article 21):	$109,527.64.

8.	Parking Pass Ratio (Article 28):	Up to four (4) unreserved parking passes for every 1,000 rentable square feet of the Premises (“Tenant’s Parking Allocation”) (i.e., up to 105 unreserved parking passes based upon 26,273 rentable square feet in the Premises), subject to the terms of Article 28 of this Lease and Tenant’s payment of parking charges therefor. Subject to the terms of Article 28, Tenant shall also have the right to purchase additional unreserved parking passes on a month-to month basis, based on availability; provided, however, Landlord shall have the right, upon thirty (30) days’ prior written notice to Tenant, to recapture any or all of such additional parking passes to the extent required by Landlord to satisfy parking requirements. Provided Tenant is not in Default (as defined below), and subject to Tenant’s payment for the parking charges therefor, Tenant shall have the right to convert two (2) of its unreserved parking passes into reserved parking passes for stalls located in the surface parking area immediately adjacent to the Premises and one (1) of its unreserved parking passes into one (1) reserved parking pass for a parking stall located in the subterranean parking area serving the Project (the “Subterranean Parking Area”). In addition to Tenant’s Parking Allocation, Landlord shall provide Tenant with eight (8) additional reserved parking passes for stalls located in the Subterranean Parking Area (the “Additional Parking”) (provided that if at any time Tenant is leasing less than the entire Premises, Tenant shall lose the right to one (1) such Additional Parking pass for each 3,250 rentable square feet of reduction in the size of the Premises being leased by Tenant pursuant to this Lease), and fifty (50) hours of visitor validations for each full calendar month on a non-cumulative basis for the use of Tenant’s visitors and clients only (“Parking

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Validations”) (the Parking Validations for any partial month shall be prorated). The initial location of Tenant’s Additional Parking in the Subterranean Parking Area shall be designated by Tenant, in its sole discretion, within ten (10) days after full execution of this Lease; provided, if Tenant fails to designate the location of the Additional Parking within such 10-day period, then the initial location thereof shall be mutually agreed upon by Landlord and Tenant prior to the Lease Commencement Date, and further provided that Landlord shall have the right, at Landlord’s sole cost and expense, upon thirty (30) days’ prior written notice to Tenant, to relocate any or all of such Additional Parking to a mutually acceptable location in the Subterranean Parking Area. Tenant shall have the right but not the obligation to enclose such Additional Parking; provided, such enclosure shall be constructed at Tenant’s sole cost and expense pursuant to plans and specifications approved by Landlord, using materials and specifications selected by Tenant and reasonably approved by Landlord, and otherwise in compliance with the terms of Article 8 governing alterations.

Any Parking Validations which remain unused as of the end of each calendar month shall be deemed waived by, and no longer available to, Tenant. Tenant may purchase additional parking validations at Landlord’s standard rates therefor.

Notwithstanding the terms of Article 28 to the contrary, provided Tenant is not in Default under this Lease, (i) Landlord shall abate Tenant’s obligation to pay parking charges for unreserved and reserved parking passes during the first twelve (12) full calendar months of the initial Lease Term, and (ii) Landlord shall abate Tenant’s obligation to pay parking charges for the Additional Parking and the Parking Validations during the entire Lease Term (collectively, the “Abated Parking Charges”).

9.	Address of Tenant (Section 29.18):	*ANY NOTICES OF DEFAULT SHALL COMPLY WITH THE TERMS OF SECTION 29.18 BELOW. Xponential Fitness LLC 3185 Pullman Street Costa Mesa, CA 92626 Attention: Shaun Grove (Prior to Lease Commencement Date)

and

Xponential Fitness LLC

17877 Von Karman, Suite 100

Irvine, CA 92614

Attention: Shaun Grove

(After Lease Commencement Date)

With a copy, prior to and after the Lease Commencement Date, to:

Paris Ackerman LLP

103 Eisenhower Parkway

Roseland, NJ 07068

Attn: Karen E. Abrams, Esq.

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10.	Address of Landlord (Section 29.18):	QUINTANA OFFICE PROPERTY LLC c/o Hines 4000 MacArthur Avenue, Suite 110 Newport Beach, CA 92660 Attention: Property Manager

	and	Allen Matkins Leck Gamble Mallory & Natsis LLP 1900 Main Street, 5th Floor Irvine, California 92614 Attention: Brad H. Nielsen, Esq.

11.	Broker(s) (Section 29.24):	Jones Lang LaSalle (for Landlord and Tenant)

12.	Allowances for Tenant Improvements (Section 5 of Exhibit B):

Landlord shall pay:

(a) up to $85.00 per rentable square foot (i.e., up to $2,233,205.00, based upon the Premises containing 26,273 rentable square feet) (the “Allowance”);

(b) up to $0.12 per rentable square foot to be used towards payment of the cost of preparing a test-fit for the Premises (i.e., up to $3,152.76, based upon the Premises containing 26,273 rentable square feet); and

(c) up to $0.12 per rentable square foot to be used towards payment of the cost of preparing a pricing plan for the Premises (i.e., up to $3,152.76, based upon the Premises containing 26,273 rentable square feet).

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ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1        Premises, Building, Project and Common Areas.

1.1.1      The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and each party covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project”, as that term is defined in Section 1.1.2, below.

1.1.2      The Building and The Project. The Premises will be a part of the building set forth in Section 2.1 of the Summary (the “Building”). The term “Project,” as used in this Lease, shall mean (i) the Building, the buildings located at 17875 Von Karman Avenue, 17872 Gillette Avenue and 17838 Gillette Avenue, Irvine, California, and the Common Areas (including, without limitation, the parking structure located at 17892 Gillette), (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building, the other buildings described above, and the Common Areas are located, and (iii) at Landlord’s discretion, subject to the conditions set forth in Section 1.1.3, below, any additional real property, areas, land, buildings or other improvements added to the Project. The Project is part of a mixed-use development known as “Intersect,” and is subject to the “Development CC&R’s,” as that term is defined in Section 29.33 below.

1.1.3      Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease and the Development CC&R’s, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project, including (i) the areas on the ground floor and all other floors of the Project devoted to non-exclusive uses such as corridors, stairways, loading and unloading areas, walkways, driveways, fire vestibules, elevators and elevator foyers, lobbies, electric and telephone closets, restrooms, mechanical areas, janitorial closets and other similar facilities for the general use of and/or benefit of all tenants and invitees of the Project, (ii) those areas of the Project devoted to mechanical and service rooms servicing more than one (1) floor or the Project as a whole and which service the Project tenants as a whole, and (iii) Project atriums and plazas, if any (such areas, together with such other portions of the Project designated by Landlord, in its reasonable discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, including, without limitation, certain project amenities, are collectively referred to herein as the “Common Areas”). The manner in which the Building, Project and Common Areas are maintained and operated shall be at the reasonable discretion of Landlord, provided that, subject to Tenant’s obligations under this Lease, Landlord shall maintain and operate the same in a manner consistent with that of other comparable first-class office buildings located in the Orange County Airport/Irvine area (“Comparable Buildings”), and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time (including, without limitation, any rules regulations or restrictions contained in or promulgated under the Development CC&R’s). Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; and further provided that, Landlord shall use good faith, commercially reasonable efforts to perform such closures, alterations, additions or changes in a manner which does not adversely affect Tenant’s use of the Premises for the Permitted Use, the visibility of Tenant’s signage, or Tenant’s access to the Premises and/or the parking areas serving the Project or otherwise materially increase Tenant’s costs of operations from the Premises.

1.2        Verification of Rentable and Usable Square Feet. The parties stipulate to the rentable and usable square footages of the Premises and the Project set forth in Section 2 of this Summary.

1.3        Condition of the Premises. Except as specifically set forth in this Lease and in the Tenant Work Letter, Tenant shall accept the Premises and the Building, including the base, shell, and core of (i) the Premises and (ii) the floor of the Building on which the Premises is located (collectively, the “Base, Shell, and Core”) in their “AS-IS” condition as of the Lease Commencement Date and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair, except for any punchlist items that Tenant may timely identify to Landlord pursuant to the terms of the Tenant Work Letter.

1.4        Right Of First Refusal. During the initial Lease Term only, Landlord hereby grants to the originally named Tenant herein (“Original Tenant”) or any “Non-Transferee Assignee,” as that term is defined in Section 14.7, below, a one (1) time right of first refusal with respect to any available space located on the second (2nd) floor of the Building (the “ROFR Space”); provided, if Landlord intends to lease other space in addition to the ROFR Space as part of a single transaction, then all such space shall be deemed “ROFR Space” for purposes of this Section 1.4.

1.4.1      Procedure for Exercise. If Landlord has exchanged proposals for lease of the ROFR Space with a bona fide, third party prospective tenant other than the existing tenant in the ROFR Space (the

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“Prospect”), Landlord shall provide Tenant with written notice (the “ROFR Notice”) of the economic terms of such proposal under which Landlord is prepared to lease the ROFR Space to such Prospect and Tenant may lease the ROFR Space, upon such terms, by providing Landlord with written notice of exercise (the “Notice of Exercise”) within ten (10) business days after Tenant’s receipt of the ROFR Notice, except that Tenant shall have no such right of first refusal and Landlord need not provide Tenant with a ROFR Notice if any of the Option Conditions (as defined in Section 2.2.1 below) are not satisfied; provided, however, clause (iii) of Section 2.2.1 shall not apply as to the right of first refusal described in this Section 1.4. If Tenant does not so notify Landlord within the aforementioned ten (10) business-day period, then Tenant’s right of first refusal as set forth in this Section 1.4 shall terminate as to all of the space described in such ROFR Notice and Landlord shall be free to lease the space described in such ROFR Notice to anyone to whom Landlord desires on any terms Landlord desires. Tenant must elect to exercise its right of first refusal, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

1.4.2      ROFR Terms. The lease term for the ROFR Space shall commence upon the commencement date stated in the ROFR Notice or such other date as may be mutually acceptable to Landlord and Tenant and thereupon such ROFR Space shall be considered a part of the Premises, provided that all of the terms stated in the ROFR Notice (except for the termination date, since the lease term for the ROFR Space shall terminate on the last day of the Lease Term) shall govern Tenant’s leasing of the ROFR Space and only to the extent that they do not conflict with the ROFR Notice, the terms and conditions of this Lease shall apply to the ROFR Space. Tenant shall pay Base Rent for the ROFR Space (the “ROFR Rent”) and Additional Rent in accordance with the terms and conditions of the ROFR Notice. If the ROFR Notice provides that the Base Rent for the ROFR Space shall be equal to the Fair Rental Value, then such Base Rent shall be determined pursuant to Section 2.2.3 below.

1.4.3        Construction In ROFR Space. The ROFR Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the ROFR Space or the date the term for such ROFR Space commences, unless the ROFR Notice specifies work to be performed by Landlord in the ROFR Space, in which case Landlord shall perform such work in the ROFR Space. If Landlord is delayed delivering possession of the ROFR Space due to the holdover or unlawful possession of such space by any party, the commencement of the Lease Term for the ROFR Space shall be postponed until the date Landlord delivers possession of the ROFR Space to Tenant free from occupancy by any party.

1.4.4        Termination of Right of First Refusal. The rights of Tenant hereunder with respect to the ROFR Space shall terminate on the earlier to occur of: (i) Tenant’s failure to exercise its right of first refusal within the 10 business-day period provided in Section 1.4.1 above; and (ii) the date Landlord would have provided Tenant a ROFR Notice if Tenant had satisfied all of the Option Conditions.

1.4.5        Amendment to Lease. If Tenant timely exercises Tenant’s right to lease ROFR Space as set forth herein, then, within fifteen (15) days thereafter, Landlord and Tenant shall execute a lease amendment (the “ROFR Space Amendment”) for such ROFR Space upon the terms and conditions as set forth in the ROFR Notice therefor and this Section 1.4, but an otherwise valid exercise of the right of first refusal shall be fully effective whether or not the ROFR Space Amendment is executed.

1.4.6        Rights Subordinate. Notwithstanding the foregoing, such first refusal right of Tenant shall be subordinate to all rights of tenants under leases of the ROFR Space existing as of the date hereof or subsequently entered into by Landlord in accordance with the terms of this Section 1.4, and all rights of other tenants of the Project, which rights relate to the ROFR Space and which rights are set forth in leases of space in the Project existing as of the date hereof, each including any renewal, extension, expansion, first offer, first negotiation and other similar rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases (all such tenants under existing leases of the ROFR Space and other tenants of the Project, collectively, the “Superior Right Holders”).

1.5      Expansion Space. Landlord hereby grants to Tenant the right to lease available space on the second (2nd) floor of the Building (the “Expansion Space”), the precise amount and location of which Expansion Space shall be designated by Landlord (provided such Expansion Space shall under all circumstances equal at least 5,000 rentable square feet of space), upon the terms and conditions set forth in this Section 1.5 and this Lease. Notwithstanding the foregoing, Tenant’s expansion right shall be subordinate to the rights of all Superior Right Holders.

1.5.1        Method of Exercise. The expansion option contained in this Section 1.5 shall be exercised only by Original Tenant and any Non-Transferee Assignee by delivering written notice to Landlord (the “Expansion Notice”).

1.5.2        Delivery of the Expansion Space. Landlord shall deliver the Expansion Space to Tenant upon substantial completion of the Tenant Improvements thereto, subject to mutual execution of the Expansion Amendment (defined below), Tenant’s payment of the first (1st) month’s Base Rent therefor and any additional Security Deposit (proportionate with the initial Security Deposit provided for the Premises), and delivery of evidence of insurance required to be obtained by Tenant with respect to the Expansion Space.

1.5.3        Expansion Rent. The annual “Rent,” as that term is defined in Section 4.1 of this Lease, payable by Tenant for Expansion Space leased by Tenant (the “Expansion Rent”) shall be equal to the same rate (on a per square foot basis) then applicable to the Premises including annual adjustments thereto.

1.5.4        Construction of Expansion Space. Provided Tenant is not in Default, Landlord shall provide Tenant with an allowance to improve the Expansion Space and Base Rent abatement on a pro-rated basis

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based upon the square footage of the Expansion Space and the Lease Term then remaining (as more particularly described in Section 1.5.5 below). Landlord shall improve the Premises consistent with the terms of the Tenant Work Letter, provided any reference to the term “Premises” shall mean and refer to the Expansion Space, and any reference to the Lease Commencement Date shall mean the commencement of Tenant’s leasing of the Expansion Space (“Expansion Space Commencement Date”). Except as otherwise expressly provided herein, Tenant shall take the Expansion Space in its “as is” condition.

1.5.5        Amendment to Lease. If Tenant timely exercises Tenant’s right to lease Expansion Space as set forth herein, then, within thirty (30) days thereafter, Landlord and Tenant shall execute an amendment (the “Expansion Amendment”) adding such Expansion Space to this Lease upon the same terms and conditions as the initial Premises as to Base Rent, Allowance and Base Rent abatement, prorated based upon the square footage of the Expansion Space and the Lease Term then remaining. For purposes of calculating Tenant’s obligations under Article 4 of this Lease, Tenant’s Share of Direct Expenses shall be increased by an amount equal to the rentable square footage of such Expansion Space leased by Tenant pursuant to this Section 1.5 divided by the total rentable square footage of the Building. Except to the extent inconsistent with the determination of Expansion Rent, all provisions of the Lease which vary based upon the rentable square footage of the Premises shall be adjusted to reflect the addition of such Expansion Space to the Premises. Tenant shall commence payment of Rent with respect to the Expansion Space commencing upon the Expansion Space Commencement Date. The term for Tenant’s leasing of the Expansion Space shall be coterminous with the existing Premises (including all annual Base Rent adjustments) and shall expire on the Lease Expiration Date.

1.5.6        No Defaults. Tenant shall not have the right to lease Expansion Space as provided in this Section 1.5, if, as of the date of the attempted exercise of the expansion option by Tenant, or as of the scheduled date of delivery of such Expansion Space to Tenant, Tenant is in Default.

ARTICLE 2

LEASE TERM

2.1      Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as determined in accordance with Section 3.1 of the Summary, shall commence on the date determined in accordance with Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date determined in accordance with Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. This Lease shall not be void, voidable or subject to termination, nor shall Landlord be liable to Tenant for any loss or damage, resulting from Landlord’s inability to deliver the Premises to Tenant by any particular date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.

2.2      Option Term.

2.2.1        Option Right. Landlord hereby grants to Tenant two (2) options to extend the Lease Term for a period of five (5) years each (each, an “Option Term”), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that the following conditions (the “Option Conditions”) are satisfied: (i) as of the date of delivery of the “Option Rent Notice,” as that term is defined in Section 2.2.4, below, or ROFR Notice, this Lease remains in full force and effect, Tenant is not in Default under this Lease and has not previously been in Default under this Lease more than twice in any 12-month period; (ii) as of the date of delivery of the “Option Exercise Notice,” as that term is defined in Section 2.2.4, below, or ROFR Notice, this Lease remains in full force and effect, Tenant is not in Default under this Lease and has not previously been in Default under this Lease more than twice in any 12-month period; and (iii) as of the end of the initial Lease Term, this Lease remains in full force and effect, Tenant is not in Default under this Lease and has not previously been in Default under this Lease more than twice in any 12-month period. Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years.

2.2.2        Option Rent. The annual Base Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Fair Rental Value for the Premises for the Option Term. Notwithstanding the foregoing, the Base Rent component of the Option Rent shall be adjusted accordingly such that Tenant shall continue to pay Tenant’s Share of Direct Expenses during the Option Term in accordance with Article 4, below.

2.2.3        Fair Rental Value. As used in this Lease, “Fair Rental Value” shall be equal to the base rent on an annual per rentable square foot basis, including all escalations, at which, as of the commencement of the term of the subject space (i.e., the lease term of the Option Term or the ROFR Space, as the case may be), tenants are leasing non-sublease, non-encumbered, non-equity space which is comparable in size, location and quality to the Premises or the ROFR Space, as the case may be, for a comparable lease term, in an arm’s length transaction consummated during the twelve (12) month period prior to the date on which Landlord delivers the “Option Rent Notice,” as that term is defined in Section 2.2.4, below, or the ROFR Notice, as the case may be, which comparable space is located in the Project, or if there are not a sufficient number of comparable transactions in the Project, then in Comparable Buildings, taking into consideration the following concessions (collectively, the “Concessions”) granted to renewing tenants for comparable leases: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such

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comparable space, and taking into account the value of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same could be utilized by a general office user (but taking into consideration, as applicable, the fact that the precise tenant improvements existing in the Premises are specifically suitable to Tenant); and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the subject space during the term thereof, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces, provided that in calculating the Fair Rental Value of the ROFR Space, consideration shall be given to such period of rental abatement, if any. The Fair Rental Value shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations during the Option Term. Such Concessions, at Landlord’s election, either (A) shall be reflected in the effective rental rate payable by Tenant (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a straight-line basis over the applicable term of the comparable transaction), in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant, or (B) shall be granted to Tenant in kind.

2.2.4      Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (the “Option Exercise Notice”) to Landlord not more than twelve (12) months nor less than ten (10) months prior to the expiration of the initial Lease Term, irrevocably exercising its option for the entire Premises then being leased by Tenant; and (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant on or before the date that is seven (7) months prior to the expiration of the initial Lease Term setting forth the Option Rent, provided that, within ten (10) days after receipt of the Option Rent Notice, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.5, below.

Notwithstanding anything to the contrary contained herein, if Tenant fails to give its Option Exercise Notice, then Tenant’s right to exercise its then applicable Option Term shall nevertheless continue until the earlier of (i) the expiration of the Initial Term or the then-current Option Term, as applicable, or (ii) the date that is thirty (30) days following the date on which Tenant receives a notice (the “Reminder Notice”) from Landlord advising Tenant of Tenant’s failure to deliver such Option Exercise Notice (the “Reminder Period”). If Tenant notifies Landlord prior to the earlier date to occur of the following: (i) the expiration of the Initial Term or then-current Option Term, as applicable; or (ii) the expiration of the Reminder Period, that Tenant is exercising the Option Term in question, then Tenant shall be deemed to have timely given its Option Exercise Notice, and all of the provisions relating thereto shall be deemed to be in effect from and after the day that the applicable extended portion of the Initial Term or Option Term, as applicable, would have begun as if Tenant had timely exercised the applicable extension option. Landlord may deliver the Reminder Notice to Tenant any time on or after the first day on which Tenant fails to deliver its Option Exercise Notice. Notwithstanding the foregoing, Landlord shall have no obligation to provide Tenant with a Reminder Notice if Tenant is in default beyond any applicable cure period at any time prior to or on the date that Tenant is required to provide its Option Exercise Notice.

2.2.5        Determination of Option Rent or ROFR Rent. In the event Tenant timely and appropriately objects to the Option Rent or ROFR Rent, as the case may be, Landlord and Tenant shall attempt to agree upon the Option Rent using reasonable, good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s timely and appropriate objection to the Option Rent or ROFR Rent, as the case may be (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent or ROFR Rent, as the case may be within ten (10) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.5.1 through 2.2.5.7, below.

      2.2.5.1        Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of commercial office properties in the Orange County Airport/Irvine area. If the Option Rent or ROFR Rent, as the case may be, determined by Landlord’s arbitrator differs by less than ten percent (10%) from the Option Rent or ROFR Rent, as the case may be, determined by Tenant’s arbitrator, then the Option Rent or ROFR Rent, as the case may be, shall be deemed to be the average of the Option Rent or ROFR Rent, as the case may be, determined by Landlord’s arbitrator and Tenant’s arbitrator. Each such arbitrator shall be appointed within fifteen (15) business days after the Outside Agreement Date.

      2.2.5.2        In the event the two (2) determinations shall differ by ten percent (10%) or more, then the two (2) arbitrators so appointed shall within ten (10) business days of the appointment of the last appointed arbitrator agree upon and appoint a third (3rd) arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

      2.2.5.3        The three (3) arbitrators shall within thirty (30) days of the appointment of the third (3rd) arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent or ROFR Rent, as the case may be, and shall notify Landlord and Tenant thereof.

      2.2.5.4        The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

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      2.2.5.5        If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the Outside Agreement Date, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

      2.2.5.6        If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third (3rd) or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Section 2.2.5.

      2.2.5.7 The cost of arbitration shall be split evenly between the parties.

2.3        Early Access. So long as Landlord has received from Tenant the first month’s Base Rent due pursuant to Article 3 below, the Security Deposit, certificates satisfactory to Landlord evidencing the insurance required to be carried by Tenant under this Lease, and so long as the Tenant and its contractors and employees do not interfere with the completion of the Tenant Improvements required to be performed by Landlord, subject to governmental approvals, Landlord shall give Tenant and Tenant’s designated agents and contractors reasonable access to the Premises approximately five (5) weeks prior to the Estimated Lease Commencement Date (the “Early Access Period”) only for purposes of installing Tenant’s computer network, telephone equipment, and built-in furniture, fixtures and equipment (“Tenant’s Work”). So long as occupancy permits have been issued as to the Premises and Tenant has obtained business permits and any other permits required to occupy and conduct business at the Premises, Tenant shall be permitted to conduct business operations from the Premises during the Early Access Period. Landlord will, consistent with its obligation to other tenants in the Building, if appropriate and necessary, make the loading docks and freight/construction elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises. Tenant agrees to pay for any staffing of the loading docks freight/construction elevator, if needed, outside the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturday. Tenant’s Work shall be performed by Tenant at Tenant’s sole cost and expense. Tenant’s access to the Premises during the Early Access Period shall be subject to all terms and conditions of this Lease; provided, however, Tenant shall not be obligated to pay Base Rent or any Additional Rent for the Premises during the Early Access Period until the Lease Commencement Date. Tenant agrees to provide Landlord with prior notice of any such intended early access and to cooperate with Landlord during the Early Access Period so as not to interfere with Landlord in the completion of the Tenant Improvements. Should Landlord determine such early access interferes with the Tenant Improvements, such delay shall be deemed a “Tenant Delay” as provided in the Tenant Work Letter, and Landlord may revoke Tenant’s access to the Premises until the Tenant Improvements are substantially completed.

ARTICLE 3

BASE RENT

Commencing on the Lease Commencement Date, Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the address set forth in Section 4.2 of the Summary, or, at Landlord’s option, at such other place as Landlord may from time to time designate by delivering written notice to Tenant at Tenant’s notice address as set forth herein, by a check or wire transfer for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. It is intended that this Lease be a “triple net lease,” and that the Rent to be paid hereunder by Tenant will be received by Landlord without any deduction or offset whatsoever by Tenant, foreseeable or unforeseeable, except as otherwise expressly provided in this Lease. Except as expressly provided to the contrary in this Lease, Landlord shall not be required to make any expenditure, incur any obligation, or incur any liability of any kind whatsoever in connection with this Lease or the ownership, construction, maintenance, operation or repair of the Premises or the Project. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

Notwithstanding the foregoing, provided Tenant is not in Default under this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay Base Rent during the Base Rent Abatement Period (such total amount of abated Base Rent in the total amount of $1,111,347.90 (i.e., $74,089.86 per month for 15 months) being hereinafter referred to as the “Abated Base Rent”) (the Abated Base Rent, Abated Parking Charges [as defined in Section 8 of the Summary], Abated Fitness Center Charges [as defined in Section 29.39 below], Abated Conference Room Charges [as defined in Section 29.40 below], and Applied Allowance [as defined in the Tenant Work Letter] are collectively referred to herein as the “Abated Amount”). During the Base Rent Abatement Period, Tenant will still be responsible for the payment of all other monetary obligations under this Lease. Tenant acknowledges that any Default under this Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain, therefore, should Tenant at any time during the Lease Term be in Default under this Lease, then the total unamortized sum of such Abated Amount (amortized on a straight line basis over of the last 120 months of the initial Lease Term) so conditionally excused shall become immediately due and payable by Tenant to Landlord and any remaining Abated Amount shall no longer be available to Tenant as a rent credit from the date of such Default. Tenant acknowledges and agrees that nothing in this Article 3 is intended to limit any other remedies available to Landlord at law or in equity under applicable Laws (including, without limitation, the remedies

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Under California Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws) in the event of a Default under this Lease.

Notwithstanding the foregoing, Landlord shall have the option to make a cash payment (the “Buyout Payment”) to Tenant in the amount of the then remaining Abated Base Rent due under the immediately preceding paragraph, and/or any unused Allowance which may be applied pursuant to Section 5(f) of the Tenant Work Letter (i.e., the Applied Allowance, subject to the Outside Allowance Date). Upon Landlord’s tender of such Buyout Payment, Tenant shall no longer be entitled to the Abated Base Rent and/or any available Applied Allowance. Landlord shall exercise its option to buy out the Abated Base Rent and/or Applied Allowance by delivering at least ten (10) days’ prior written notice thereof to Tenant, and shall make the Buyout Payment to Tenant on or about the date set forth in such notice.

ARTICLE 4

ADDITIONAL RENT

4.1        General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Section 5 of the Summary and Section 4.2.1 of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord or Landlord’s property manager pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2        Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1        “Direct Expenses” shall mean, collectively, the “Operating Expenses”, “Tax Expenses” and “Utility Expenses”. Landlord estimates in good faith that Tenant’s Share of Operating Expenses and Tax Expense shall not exceed $1.08 per square foot in the aggregate for Expense Year 2018; provided, however, Tenant acknowledges that such amount is an estimate only and may be subject to change.

4.2.2        “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.3        “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof (provided, however, Operating Expenses shall not include Tax Expenses and Utility Expenses (as those terms are defined below). Without limiting the generality of the foregoing, Operating Expenses shall specifically include actual, out of pocket costs incurred by Landlord in connection with any and all of the following: (i) the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord or the property manager of Landlord in connection with the Project in such amounts as Landlord may reasonably determine or as may be required by the Development CC&R’s, any mortgagees or the lessor of any underlying or ground lease affecting the Project and/or the Building (provided that Landlord represents that, as of the Effective Date, no such underlying or ground lease(s) exist); (iv) the cost of landscaping, relamping, all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees related to the general operation of Landlord’s business (but excluding, by way of example only and not of limitation, any legal fees incurred by Landlord in pursuing a default against another tenant or occupant of the Project), of all contractors and consultants in connection with the management, operation, maintenance or security of the Project, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord or its property manager provide services for more than one project, then a prorated portion of such employees’ wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space and the cost of furnishings in such management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Building and/or the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to improve economies in the operation or maintenance of the Project, or any portion thereof, or (B) that are required under any governmental law or regulation; provided, however, that any capital expenditure shall be amortized with interest over its useful life (as determined by Landlord using sound real estate management principles as similarly applied by other similar landlords of Comparable

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Buildings); (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building (collectively, “CC&R Payments”), including, without limitation, all assessments levied against Landlord or the Project pursuant to the Development CC&R’s (whether or not the same would otherwise be includable in Operating Expenses pursuant to this Section 4.2).

Notwithstanding anything to the contrary contained herein, during the entire Lease Term, Tenant’s Share of “controllable expenses” shall not increase by more than five percent (5%) of such controllable expenses per calendar year on a cumulative, compounded basis. As used herein, the term “controllable expenses” means all Operating Expenses other than (i) insurance costs; (ii) union wages; (iii) intentionally deleted; (iv) costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations or interpretations thereof promulgated by, any federal, state, regional, municipal or local governmental authority in connection with the use or occupancy of the Building or the Project or the parking facility serving the Building or the Project; (v) any CC&R Payments; and (vi) all fees fixed under contracts in existence on the date hereof. The parties acknowledge that Utility Expenses and Tax Expenses are not part of Operating Expenses and, as such, are not part of controllable expenses.

If Landlord is not furnishing any particular work or service (the cost of which is variable, and if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate adjustment to those portions, if any, of the Operating Expenses which vary based upon the occupancy level of the Project, for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

Landlord shall use commercially reasonable efforts to minimize Operating Expenses in a manner consistent with good business practices and all Operating Expenses shall be based upon competitive charges for similar services and/or materials that are available in the general vicinity of the Project. In the event of any dispute as to whether an item represents an expense or a capital item, sound economic management principles shall be determinative and binding on the parties. Notwithstanding anything in this Lease to the contrary, there will be no duplication in charges to Tenant by reason of the provisions in this Lease setting forth Tenant’s obligation to reimburse Landlord for Operating Expenses or by reason of any other provision of this Lease.

Notwithstanding anything to the contrary contained herein, Operating Expenses shall not include (i) the cost of initially constructing and installing, or reconstructing and reinstalling, all or any portion of the Project, the Common Areas, or any expansion or replacement thereof (unless such replacement is a capital expense in which event same shall be amortized in accordance with the terms of this Lease); (ii) except as expressly set forth above, the cost of capital improvements or replacements or any other expenditure that, pursuant to sound economic management principles, is deemed to be a capital expense, or payments on account of future capital expenses or accounts or funds maintained entirely or in part for the purpose of funding future capital improvements; (iii) any cost to repair a Common Area element incurred during the one (1) year construction warranty period following initial construction of such element; (iv) depreciation on any buildings or improvements related to the Project; (v) interest, late charges, and penalties on any Operating Expenses, unless the same is incurred solely as a result of Tenant’s failure to timely pay the same; (vi) in-house attorneys’ fees and costs; (vii) the cost of any tenant improvements or other improvements, or other services or other Common Area costs, which are performed by or incurred by Landlord for the benefit of some, but not all, tenants of the Project; (viii) expenses for maintenance, repair and insurance of any outlot area that is separately maintained, insured, or paid for by the users of such outlot area; (ix) Common Area costs that are self-insured (excluding commercially reasonable retentions or deductibles) or are reimbursed by insurance proceeds (or would have been so reimbursed had Landlord maintained full replacement cost insurance) and/or condemnation awards; (x) any and all expenses incurred in procuring, retaining, negotiating, amending, extending, administering, or terminating leases with any existing or prospective tenants, including advertising, brokerage, architectural, engineering, and legal fees related thereto; (xi) any amounts payable under mortgages, deeds of trust, or ground leases encumbering all or any part of the Project; (xii) any costs or expenses incurred by Landlord in securing any governmental approvals to construct or operate the Project, whether pursuant to a development agreement or otherwise, including any impact fees, development fees, dedications, or other fees or charges paid to any governmental authority in connection with any such construction or operation; (xiii) any costs and expenses of investigating, removing, maintaining or monitoring any hazardous material existing within the Project as of the Effective Date or caused by any party other than Landlord or any of the tenants of the Project, or any costs and expenses of complying with Laws (to the extent the Project is not in compliance with Laws as of the Effective Date); (xiv) costs attributable to enforcing leases against tenants in the Project, such as attorney’s fees, court costs, adverse judgments, and similar expenses; (xv) costs that are reimbursable to Landlord by tenants as a result of provisions contained in their specific lease, such as excessive use of utilities; (xvi) costs incurred due to violations of any of the terms and conditions of any leases in the Project; (xvii) management fees, administrative costs, on-site personnel, overhead and/or profit (combined) in excess of three percent (3%) of total Rent paid by tenants of the Project during the subject calendar year; (xviii) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (xix) rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature, but only if the rental cost is more than the amortized replacement cost Landlord would have incurred and been able to pass through; (xx) advertising and promotional expenditures, including wages and salaries of persons managing or administering such expenditures; (xxi) intentionally deleted; (xxii) wages, salaries or other compensation paid to any employee above the grade of portfolio

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manager; (xxiii) the cost of correcting any violations of Laws existing within the Project as of the Effective Date; (xxiv) costs attributable to repairing or replacing items that are covered by warranties; (xxv) any costs attributable to holiday decorations; (xxvi) the cost or rental value of vacant space in the Project, or space provided for maintenance, management, administrative, or security functions; (xxvii) any charges that duplicate other charges payable or monies due from Tenant hereunder; (xxviii) intentionally deleted; (xxix) intentionally deleted; (xxx) any expense(s) related to the defense of Landlord’s title to the Property; (xxxi) any costs to correct original or latent defects in the design, construction or equipment of the Project in the first year of the Lease Term; and (xxxii) any charitable, lobbying, special interest or political contributions.

4.2.4      “Utility Expenses” shall mean all actual charges for utilities for the Property including the Common Areas, calculated assuming the Property is one hundred percent (100%) occupied, including but not limited to water, sewer and electricity, and the costs of heating, ventilating and air conditioning and other utilities (but excluding those charges for which tenants are individually responsible) as well as related fees, assessments and surcharges.

4.2.5      Taxes.

    4.2.5.1        “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

    4.2.5.2        Tax Expenses shall include, without limitation, any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies.

    4.2.5.3        Any reasonable and actual out of pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.4 (except as set forth in Section 4.2.4.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, and (iv) any late payment penalties, fees or interest as a result of Landlord’s failure to make payments when due.

4.3      Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Building and Project among different portions or occupants of the Building and Project, including retail and office areas (the “Cost Pools”), in Landlord’s reasonable discretion. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner, provided that at no time shall the Cost Pool allocated to Tenant exceed Tenant’s percentage share of the applicable Cost Pool. Additionally, Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Building and Project among different buildings within the Project, in Landlord’s reasonable discretion, in which event Tenant’s Share shall be based on the Building’s share of such Direct Expenses, as so allocated.

4.4      Calculation and Payment of Additional Rent.

4.4.1        Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant within one hundred twenty (120) days following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds the Estimated Direct Expenses actually paid by Tenant and received by Landlord, then Tenant shall pay to Landlord, in the manner set forth hereinbelow, and as Additional Rent, an amount equal to the excess (the “Excess”). Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge and agree that, except as expressly set forth

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in the last sentence of this Section 4.4.1, the failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, upon the later of its next installment of Base Rent due or twenty (20) days after its receipt of the Statement, the full amount of the Excess for such Expense Year. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess if present, Tenant shall immediately pay to Landlord such amount following receipt by Tenant of the Statement setting forth the Excess. In the event that a Statement shall indicate that Tenant has paid more as Estimated Direct Expenses than Tenant’s Share of Direct Expenses in connection with any Expense Year (an “Overage”), Tenant shall receive, at Tenant’s option, a refund of the Overage or a credit against the Rent next due under this Lease in the amount of such Overage (or, in the event that this Lease shall have terminated, Tenant shall receive a refund from Landlord in the amount of such Overage). The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than twelve (12) months after the end of the Expense Year to which such Direct Expenses relate, except where the failure to provide such billing as to any particular item is beyond Landlord’s reasonable control (e.g., tax assessments that are late in arriving from the tax assessor), in which case such 12-month limit shall not be applicable.

4.4.2      Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s good faith estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be (the “Estimated Direct Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts already paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5      Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1        Tenant shall be liable for and shall pay at least ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, trade fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2        If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3        Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6      Landlord’s Books and Records. Within ninety (90) days after receipt of a Statement by Tenant, if Tenant disputes the amount of Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and which accountant shall not be compensated on a contingency fee or similar basis related to the result of such audit), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times subject to Landlord’s reasonable scheduling requirements, inspect Landlord’s records at Landlord’s offices; provided that Tenant is not then in Default under this Lease; and further provided that such inspection must be completed within ten (10) business days after Landlord’s records are made available to Tenant. Tenant agrees that any records of Landlord reviewed under this Section 4.6 shall constitute confidential information of Landlord, which Tenant shall not disclose, nor permit to be disclosed by Tenant or Tenant’s accountant, except to Tenant’s principals, attorneys or as may be directed by court order. If, within thirty (30) days after such inspection, Tenant notifies Landlord in writing that Tenant still disputes such Direct Expenses included in the Statement, then a certification as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant selected by Tenant and reasonably approved by Landlord, which certification shall be final and conclusive; provided, however, if the actual amount of Direct Expenses due for that

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Expense Year, as determined by such certification, is determined to have been overstated by more than three percent (3%), then Landlord shall pay the reasonable out-of-pocket costs associated with such certification, not to exceed $1,500.00. Tenant’s failure (i) to take exception to any Statement within ninety (90) days after Tenant’s receipt of such Statement or (ii) to timely complete its inspection of Landlord’s records or (iii) to timely notify Landlord of any remaining dispute after such inspection shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement, which Statement shall be considered final and binding. If the results of Tenant’s audit shows an overcharge to Tenant, then within thirty (30) days after completion of such audit, Landlord shall credit Tenant (or if the Term of this Lease has expired, refund to Tenant), any overcharge discovered by the audit, and if such audit discloses an undercharge to Tenant, Tenant shall pay Landlord the amount of such undercharge within thirty (30) days after completion of such audit. Notwithstanding anything in this Section 4.6 to the contrary, Tenant may not inspect Landlord’s records pursuant to this Section 4.6 more than once during each 12-month period.

ARTICLE 5

USE OF PREMISES

5.1      Permitted Use. Tenant shall use the Premises solely for general office purposes consistent with the character of the Building as a first-class office building and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2      Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; (vi) communications firms such as radio and/or television stations, or (vii) an executive suites subleasing business or operation. Tenant shall not allow occupancy density of use of the Premises which is greater than the density limitation provided by applicable Law or any covenants, conditions, and restrictions now or hereafter affecting the Building. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, as the same may be amended by Landlord from time to time, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper or unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Project, copies of which have been provided to Tenant or, with regard to future covenants, conditions and restrictions, as to which Landlord has provided Tenant with a written copy. To Landlord’s actual knowledge, without any duty of investigation or inquiry, the recorded covenants, conditions, and restrictions affecting the Project as of the Effective Date are referenced on Exhibit G attached hereto.

5.3      Hazardous Materials; Tenant. Except for ordinary and general office supplies typically used in the ordinary course of business within office buildings, such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may constitute “Hazardous Materials” as defined in this Lease), Tenant agrees not to cause or knowingly permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Project by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by Tenant or any of Tenant’s Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project and which are caused or permitted by Tenant or any of Tenant’s Parties. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials at the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Lease Term, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord’s mortgagee(s). As used in this Lease, the term “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the state in which the Building is located, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation,

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polychlorinated biphenyls (“PCBs”), and freon and other chlorofluorocarbons. The provisions of this Section 5.3 will survive the expiration or earlier termination of this Lease.

5.4      Hazardous Materials; Landlord. Landlord represents and warrants to Tenant that, without independent investigation or inquiry whatsoever, it has no current, actual knowledge of the presence of Hazardous Materials in, on or at the Premises, Building or Project in excess of legally permissible levels as of the date of execution of this Lease. Landlord shall clean up and remove from the Premises and Building all Hazardous Materials located therein or thereon as and when required by applicable governmental regulations, at no cost to Tenant, except if and to the extent such cleanup and removal is required by virtue of the acts of Tenant or any of Tenant’s Parties. Subject to the limitations set forth in Section 29.13 of this Lease, Landlord agrees to indemnify and hold Tenant harmless from and against any and all liability, claims, damages, losses or causes of action whatsoever (except consequential damages, including, without limitation, lost profits) incurred by Tenant by reason of any unlawful Hazardous Materials on or in the Premises, the Building or the Project prior to Tenant’s first entry into the Premises, or thereafter introduced in, on or at the Premises, the Building or the Project by Landlord or any Landlord Indemnified Parties.

ARTICLE 6

SERVICES AND UTILITIES

6.1      Standard Tenant Services. Landlord (or Landlord’s property manager) shall provide the following services on all days (unless otherwise stated below) during the Lease Term as part of Direct Expenses.

6.1.1      Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal (i.e., as regulated by OSHA) comfort for customary office use in the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday, and on Saturdays from 9:00 A.M. to 1:00 P.M. (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other nationally recognized holidays (collectively, the “Holidays”). Notwithstanding the foregoing, (a) Landlord shall not be required to furnish the Building with HVAC during Saturdays, unless requested by Tenant not less than sixty (60) minutes in advance through Landlord’s “app” which is used in connection with its ownership and operation of the Premises, which “app” is called Genea, and (b) subject to the terms hereof, Tenant’s use of HVAC during the period from 9:00 a.m. to 1:00 p.m. on Saturdays shall be free of charge if timely requested.

6.1.2      Landlord shall provide adequate electrical wiring and facilities for normal general office use and electricity at levels consistent with normal general office use, as reasonably determined by Landlord. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3      Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes and for any business office type kitchens in the Premises and the Common Areas.

6.1.4      Landlord shall provide janitorial services five (5) days a week (i.e., Sunday through Thursday) to the Premises and the Common Areas, except on the date of observation of the Holidays, and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building.

6.1.5      Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, except on Holidays, and shall have one elevator available at all other times, except on the Holidays.

6.1.6      Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2      Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), use heat-generating machines (such, as for example only, server blades, IT equipment, UPS back-up power, supplemental HVAC units and commercial cooking equipment), machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord (or Landlord’s property manager) pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord (or Landlord’s property manager) shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord (or Landlord’s property manager) upon billing by Landlord (or Landlord’s property manager). If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord (or Landlord’s property manager) pursuant to Section 6.1 of this Lease, or if Tenant shall install and/or operate in the Premises any equipment which shall have an electrical consumption greater than that of normal general office equipment, or which, consistent with the practices of the landlords of comparable first class office buildings located in the general vicinity of the Building, are considered to be high electricity consumption equipment, Tenant shall pay to Landlord (or Landlord’s property manager), upon billing, the cost of such excess consumption and the cost of the installation, operation, and maintenance of equipment

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which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord (or Landlord’s property manager) may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord (or Landlord’s property manager), upon billing, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any data storage and/or processing equipment in the Premises, without the prior written consent of Landlord. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord (or Landlord’s property manager) is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease (“After Hours HVAC”), Tenant shall give Landlord at least 15-minutes prior notice of Tenant’s desired use in order to supply such After Hours HVAC, and Landlord (or Landlord’s property manager) shall supply such After Hours HVAC to Tenant on an hourly basis and (subject to a two (2) hour minimum for usage not immediately preceding or following Building Hours) at an hourly cost to Tenant (which shall be treated as Additional Rent) equal to Landlord’s actual cost of providing the same (i.e., currently $80.00 per hour, with 2 hours minimum [or one (1) hour minimum for usage immediately preceding or immediately following Building Hours]) (the “After Hours HVAC Rate”).

6.3      Interruption of Use. Tenant agrees that Landlord (or Landlord’s property manager) shall not be liable for damages, by abatement of Rent (except as specifically set forth in Section 19.6.2 of this Lease) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause (provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to applicable law for personal injury and property damage to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, subject to the terms of Article 10, below); and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent (except as specifically set forth in Section 19.6.2 of this Lease) or performing any of its obligations under this Lease. Furthermore, Landlord (or Landlord’s property manager) shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Landlord (or Landlord’s property manager) may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord (or Landlord’s property manager) to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable.

ARTICLE 7

REPAIRS

7.1      Repair and Maintenance. Tenant shall, at Tenant’s own expense, pursuant to the terms of this Lease, including without limitation Article 8 hereof, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense and within any reasonable period of time specified by Landlord, pursuant to the terms of this Lease, including without limitation Article 8 hereof, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs and such failure continues for more than ten (10) days after Tenant’s receipt of written notice from Landlord or such longer period of time as may be reasonable under the circumstances (except in the event of an emergency in which event no prior notice shall be required), Landlord (or Landlord’s property manager) may, but need not, make such repairs and replacements, and Tenant shall pay Landlord (or Landlord’s property manager) the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord (or Landlord’s property manager’s) for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s (or Landlord’s property manager) involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Notwithstanding the foregoing, or anything to the contrary set forth herein, Landlord shall not enter the Premises without first giving Tenant not less than 48 hours’ prior written notice (except in the event of an emergency in which event no prior notice shall be required). Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

Landlord shall at all times during the Lease Term maintain in good condition and operating order the structural portions of the Building, including, without limitation, the foundation, floor slabs, ceilings, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), elevator cabs, stairs (except internal stairways installed in the Premises), escalators, public men’s and women’s restrooms, Building mechanical, electrical, telephone and janitorial closets, and all Common Areas (collectively, the “Building Structure”), and the base Building mechanical, electrical, life safety, plumbing, sprinkler and HVAC systems which were not installed by the Tenant Parties, are not located in the Premises and do not exclusively service the Premises (collectively, the “Building Systems”). Except as specifically set forth in this Lease to the contrary, Tenant shall not be required to

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repair the Building Structure and/or the Building Systems except to the extent required because of Tenant’s use of the Premises for other than normal and customary business office operations.

7.2      Tenant’s Right to Make Certain Repairs. Notwithstanding the provisions of Section 7.1, above, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord and such repair and/or maintenance relates to improvements which are contained wholly within the Premises (not including any of the Building Structure or Building Systems), and if Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such written notice, but in any event not later than thirty (30) days after receipt of such written notice, then Tenant may proceed to take the required action upon delivery of an additional five (5) days’ prior written notice to Landlord specifying that Tenant is taking such required action, and if such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such five (5) day period and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for similar work unless such contractors are unwilling or unable to perform such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Promptly following completion of any work taken by Tenant pursuant to the terms of this Section 7.2, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall have the right to deduct the amount set forth in such invoice from Rent payable by Tenant under this Lease, which right shall be Tenant’s sole remedy in such instance. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent, but rather, as Tenant’s sole remedy, Tenant may proceed to claim a default by Landlord under this Lease; provided, however, under no circumstances shall Tenant be allowed to terminate this Lease based upon such default by Landlord.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1      Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s prior consent, but upon not less than twenty (20) days prior written notice to Landlord (“Pre-Approved Alteration Notice”), to make strictly cosmetic, non-structural Alterations to the Premises that (i) do not affect any of the Building Systems, (ii) do not affect the Building Structure, (iii) are not visible from the exterior of the Premises or the Building (with the exception of Building standard painting or flooring), and (iv) do not involve the expenditure of more than Fifty Thousand and No/100ths Dollars ($50,000.00) in each instance or One Hundred Fifty Thousand and No/100ths Dollars ($150.000.00) in the aggregate in any 12-month period. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2      Manner of Construction. Where Landlord’s consent is required, Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term (provided that Tenant shall not be required to remove any permanent Alterations such as flooring or partitions, if approved by Landlord in writing as of the date on which Landlord provides its initial consent), and the requirement that all Alterations conform in terms of quality and style to the building’s standards established by Landlord. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning such hazardous materials or substances. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Laws. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of Irvine, all in conformance with Landlord’s construction rules and regulations and the plans and specifications previously approved by Landlord. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord (or Landlord’s property manager) shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall mean the Building Structure and the Building Systems. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas and in that respect, Landlord shall have the right, in connection with the construction of any Alterations and/or any tenant improvements constructed in the Premises

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pursuant to the terms of the Tenant Work Letter, to require that all carpentry subcontractors, laborers, materialmen, and suppliers retained directly by Tenant and/or Landlord (unless Landlord elects otherwise) be union labor in compliance with the then existing master labor agreements. (As of the date of this Lease, only carpentry work requires union labor.) In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Orange in accordance with Section 3093 of the California Civil Code or any successor statute and furnish a copy thereof to Landlord upon recordation, and timely give all notices required pursuant to Section 3259.5 of the California Civil Code or any successor statute (failing which, Landlord may itself execute and file such Notice of Completion and give such notices on behalf of Tenant as Tenant’s agent for such purpose), and for any structural Alterations (to the extent permitted by Landlord), Tenant shall deliver to the Project management office a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations. Except as may be expressly set forth herein, Tenant shall not be responsible for any Landlord supervisory fees or similar such fees or charges related to any of Tenant’s improvements, alterations, repairs and/or maintenance to the Premises.

8.3      Payment for Improvements. If payment is made directly to contractors, Tenant shall comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors.

8.4      Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or its contractor carries “Builder’s All Risk” insurance (or its then industry equivalent) in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require. In addition, for structural Alterations only, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5      Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. Landlord may, however, by written notice to Tenant prior to the end of the Lease Term. Provided Tenant is not in Default, Tenant shall not be required to remove any Building Standard Tenant Improvements constructed by Landlord pursuant to the Tenant Work Letter. As used herein, the term “Building Standard Tenant Improvements” are those Tenant Improvements which constitute general office improvements which comply with the Standards (as that term is defined in the Tenant Work Letter) for the Building. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises which Tenant is required to remove pursuant to the terms hereof, and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord, then at Landlord’s option, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16, below, until such work shall be completed, or (B) Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable and actual out-of-pocket attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within five (5) business days after written notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INSURANCE

10.1      Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, and employees (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except to the

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extent caused by the gross negligence or willful misconduct of the Landlord Parties (subject to the provisions of Section 10.5, below). Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises, any violation of any of the requirements, ordinances, statutes, regulations or other laws, including, without limitation, any environmental laws, any acts, omissions or negligence of Tenant or of Tenant’s Parties, in, on or about the Project or any breach of the terms of this Lease by Tenant, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of the Landlord Parties. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Landlord shall indemnify, defend, protect, and hold harmless Tenant and the Tenant Parties from any and all claims, loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) arising from the negligence or willful misconduct of any of the Landlord Parties in, on or about the Project, provided that the foregoing defense and indemnity provision shall not apply to the negligence or willful misconduct of the Tenant Parties. Notwithstanding anything to the contrary set forth in this Lease, either party’s agreement to indemnify the other party as set forth in this Section 10.1 shall be ineffective to the extent the matters for which such party agreed to indemnify the other party are covered by insurance required to be carried by the non-indemnifying party pursuant to this Lease. Further, Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Section 10.1 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant or Landlord pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to the parties’ respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2      Landlord’s Insurance. Landlord shall insure the Building during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be full replacement cost (excluding commercially reasonable deductibles), from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Landlord shall also carry rent continuation insurance. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of the Comparable Buildings (provided that in no event shall Landlord be required to carry earthquake insurance). In accordance with the foregoing, Landlord agrees to initially carry, at a minimum, the following types of insurance in amounts which are carried by the reasonably prudent landlords of the Comparable Buildings: commercial general liability, umbrella liability, professional liability, earthquake, employment practices and risk management services; provided, however, although Landlord agrees to initially carry the foregoing coverage, under no circumstances shall Landlord be obligated to carry such coverage (or any other coverage) during the Lease Term and/or any extension thereto; provided further, however, the foregoing is not intended to release Landlord of its express obligation to carry certain coverage and amounts of coverage pursuant to the terms of this Section 10.2 above. Tenant shall, at Tenant’s expense, comply with all customary insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3      Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1      Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and	$3,000,000 each occurrence
Property Damage Liability	$3,000,000 annual aggregate

Personal Injury Liability	$3,000,000 each occurrence
$3,000,000 annual aggregate 0% Insured’s participation

10.3.2      Special Form (Causes of Loss) Property Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all Alterations which are above Building Standard Tenant Improvements. Such insurance shall be for the full replacement cost (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for

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damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.3.3      Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4      Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, Landlord’s lender, and any other party the Landlord so specifies, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-:VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5      Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such loss is the result of a risk insurable under policies of property damage insurance. Notwithstanding anything to the contrary in this Lease, the parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.6      Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1      Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building (or such other higher restoration as may be covered by Landlord’s insurance) and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. Prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the Permitted Use, and not occupied by Tenant as a result thereof; provided, further, however, that if the damage or destruction is due to the gross negligence or willful misconduct of Tenant or any of its agents, employees or contractors, Tenant shall be responsible for any reasonable, applicable insurance deductible (which shall be payable to Landlord upon demand) and there shall be no rent abatement. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith. Notwithstanding anything to the contrary set forth herein, if the need for any repair to the Project repair is occasioned by the casualty resulting from gross negligence or willful act of Tenant, or any of its agents, employees, or contractors, such repairs shall be made by Landlord, but the cost of such repairs shall be charged to and be promptly paid for by

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Tenant subject to Tenant being given credit for any money Landlord actually receives in respect to such damage from its insurance.

11.2      Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies which are actually carried or otherwise required to be carried pursuant to this Lease; or (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; or (v) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if such fire or other casualty shall have damaged the Premises or a portion thereof or Common Areas necessary to Tenant’s occupancy and as a result of such damage the Premises are unfit for occupancy, and provided that Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and either (a) the repairs cannot, in the reasonable opinion of Landlord’s contractor, be completed within one hundred eighty (180) days after being commenced, or (b) the damage occurs during the last twelve months of the Lease Term and will reasonably require in excess of sixty (60) days to repair, Tenant may elect, no earlier than ten (10) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. In addition, if neither Landlord nor Tenant elects to terminate the Lease as set forth herein, and the repairs to be made by Landlord have not been substantially completed within two hundred seventy (270) days after the date of discovery of the damage or such longer period as Landlord’s contractor had estimated would be required to complete such repairs (subject to extension for delays caused by Force Majeure and delays caused by Tenant), then Tenant shall have the right, within five (5) business days after the end of such period, and thereafter during the first five (5) business days of each calendar month following the end of such period until such time as such repairs are substantially completed, to terminate this Lease by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than five (5) business days following the end of such period or each such month, as the case may be. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the delivery by Tenant of the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs to be made by Landlord shall be substantially completed within thirty (30) days after delivery by Tenant of the Damage Termination Notice. If such repairs shall be substantially completed prior to the expiration of such thirty (30) day period, then the Damage Termination Notice shall be of no force or effect, but if such repairs are not substantially completed within such thirty (30) day period, then this Lease shall terminate upon the expiration of such thirty (30) day period. With regard to any right by Landlord to terminate this Lease in connection with a casualty or condemnation, Landlord agrees not to exercise this termination right in a fashion which is discriminatory against Tenant when compared to the treatment afforded similarly situated tenants.

11.3      Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

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ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if less than twenty-five percent (25%) of the rentable square feet of the Premises is taken but the remainder of the Premises is not reasonably functional for the conduct of Tenant’s normal business operations as determined by Tenant in Tenant’s reasonable discretion, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1      Transfers. Except as otherwise specifically provided or permitted in this Article 14, Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and an executed copy of all documentation effectuating the proposed Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant stating the information set forth in items (a) through (d) in Article 17 below. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s (or Landlord’s property manager’s) review and processing fees (which currently equal $1,500.00 for each proposed Transfer), as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord (or Landlord’s property manager), within thirty (30) days after written request by Landlord. Notwithstanding the foregoing, in no event shall Tenant be required to pay Landlord an amount greater than Two Thousand Five Hundred and No/100 Dollars ($2,500.00) with respect to attorneys’ fees in connection with a request for Landlord’s consent to a Transfer, provided such Transfer involves only the preparation of a consent document by Landlord.

14.2      Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1      The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

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14.2.2      The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3      The Transferee is either a governmental agency or instrumentality thereof;

14.2.4      The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5      The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.6      Intentionally deleted;

14.2.7      Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord (which for purposes of this item (ii) and (iii), below, shall be evidenced by the transmittal of one or more letters of intent, draft proposals or lease documents by such Transferee to Landlord or Landlord to such Transferee) to lease space in the Project at such time, or (iii) has negotiated with Landlord during the three (3)-month period immediately preceding the Transfer Notice;

14.2.8      The portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and/or egress.

Notwithstanding anything to the contrary contained herein, in no event shall Tenant enter into any Transfer for the possession, use, occupancy or utilization (collectively, “use”) of the part of the Premises which (i) provides for a rental or other payment for such use based in whole or in part on the income or profits derived by any person from the Premises (other than an amount based on a fixed percentage or percentages of gross receipts or sales), and Tenant agrees that all Transfers of any part of the Premises shall provide that the person having an interest in the use of the Premises shall not enter into any lease or sublease which provides for a rental or other payment for such use based in whole or in part on the income or profits derived by any person from the Premises (other than an amount based on a fixed percentage or percentages of gross receipts of sales), or (ii) would cause any portion of the amounts payable to Landlord hereunder to not constitute “rents from real property” within the meaning of Section 512(b)(3) of the Internal Revenue Code of 1986, and any such purported Transfer shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

In the calculations of the Rent paid during each annual period for the Subject Space shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all reasonable leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Subject Space, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent.

14.3      Transfer Premium. If Landlord consents to a Transfer which constitutes a subletting, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee in any particular calendar month, which amount shall be paid to Landlord immediately following Tenant’s receipt of the same. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any market rate, third party brokerage commissions, (iii) legal fees reasonably incurred in connection with the Transfer, and (iv) any other “out-of-pocket” monetary concessions (including, but not limited to, free rent, improvement allowances, remodeling or decorating costs), costs and expenses reasonably incurred in connection with the Transfer (collectively, the “Subleasing Costs”); provided, however, that if, at the time of any such sublease, Landlord determines that the foregoing “Transfer Premium” formula may result in the receipt by

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Landlord of amounts that the Landlord may not be permitted to receive pursuant to any requirements, obligation or understanding applicable to Landlord, the parties agree to enter into an amendment to this Lease which revises the “Transfer Premium” formula in a manner that (x) is mutually agreed to by the parties and (y) does not result in any material increase in the expected costs or benefits to either party under this Section 14.3. If, at the time of any such sublease, Landlord determines that Landlord’s receipt of the foregoing amounts may result in the receipt by Landlord of amounts that the Landlord may not be permitted to receive pursuant to any requirements, obligation or understanding applicable to Landlord, the parties agree to enter into an amendment to this Lease which revises such amounts in a manner that (x) is mutually agreed to by the parties and (y) does not result in any material increase in the expected costs or benefits to either party under this Section 14.3, Landlord shall not be entitled to any portion of any monies received by Tenant in connection with any assignment of this Lease.

14.4      Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture such Subject Space for the remainder of the Lease Term provided that Tenant shall have the right within ten (10) business days after receipt of Landlord’s notice of termination to rescind its request for Landlord’s consent in which event this Lease shall continue in full force and effect. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14. If Landlord elects to recapture less than the entire Premises, Landlord shall separately demise the Subject Space at its sole cost and expense.

14.5      Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. Except in connection with Permitted Non-Transfers, Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than three percent (3%), Tenant shall pay Landlord’s reasonable out-of-pocket costs of such audit, not to exceed $1,500.00.

14.6      Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7      Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, (i) an assignment of Tenant’s interest in this Lease, or a subletting of all or a portion of the Premises, to an affiliate of Tenant (i.e., an entity which is controlled by, controls, or is under common control with, Tenant), (ii) an assignment of Tenant’s interest in this Lease to an entity which acquires all or substantially all of the assets of Tenant, or (iii) an assignment of Tenant’s interest in this Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer under this Article 14 (any such assignment or subletting described in items (i) through (iii) of this Section 14.7 hereinafter referred to as a “Permitted Non-Transfer” and any such assignee or sublessee pursuant to a Permitted Non-Transfer hereinafter referred to as a “Permitted Non-Transferee”), and in such event Landlord shall not be entitled to any recapture rights, fees, profit sharing or any other fees otherwise set forth in this Article 14, provided that (A) Tenant notifies Landlord of any such Permitted Non-Transfer and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Permitted Non-Transfer or such Permitted Non-Transferee, (B) such Permitted Non-Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease, and (C) such Permitted Non-Transferee shall have a tangible net worth (not including good will as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to or greater than the Net Worth of Tenant as evidenced on that certain balance sheet attached hereto as Exhibit I. As used in the aforementioned sentence, “tangible net worth” means the excess of total assets over total liabilities, in each case as determined by financial statements, excluding, however, from the determination of total assets, all assets which would be classified as “intangible” under generally accepted accounting principles. An assignee of Original Tenant’s entire interest in this Lease which assignee is a Permitted Non-Transferee may also be referred to herein as a “Non-Transferee Assignee.” As used in this Section 14.7, “control” shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. From and after the effective date of any assignment constituting a Permitted Non-Transfer, so long as the aforementioned Net Worth requirements have been satisfied and the Non-Transferee Assignee has assumed in

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writing all future obligations under this Lease, original Tenant shall be released from all liability under this Lease which first accrues from and after the effective date of such assignment constituting a Permitted Non-Transfer.

14.8      Occurrence of Default. Each Transfer and each Permitted Non-Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any such Transfer, or Permitted Non-Transfer, as the case may be, Landlord shall have the right to: (i) treat any sublease as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee or Permitted Non-Transferee attorn to and recognize Landlord as its landlord under any such Transfer or Permitted Non-Transfer. If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized to direct any Transferee or Permitted Non-Transferee, as the case may be, to make all payments under or in connection with such Transfer or Permitted Non-Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee or Permitted Non-Transferee, as the case may be, shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment of Tenant’s interest in this Lease (whether pursuant to a Transfer or a Permitted Non-Transfer, as the case may be), the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee or Permitted Non-Transferee, as the case may be, shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or Permitted Non-Transferee or a release of Tenant from any obligation under this Lease (except as may be otherwise expressly set forth in Section 14.7 above), whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee or Permitted Non-Transferee, as the case may be, be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1      Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2      Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and damage by casualty or condemnation and repairs which are specifically made the responsibility of Landlord hereunder excepted. Notwithstanding the foregoing, provided Tenant is not in Default, Tenant shall not be required to remove any Building Standard Tenant Improvements constructed by Landlord pursuant to the Tenant Work Letter. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions, cabling installed by or at the request of Tenant that is not contained in protective conduit or metal raceway and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the product of one hundred fifty percent (150%) of the Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. For purposes of this Article 16, a holding over shall include Tenant’s remaining in the Premises after the expiration or earlier termination of the Lease Term and until Tenant’s surrender of the Premises to Landlord in the condition required under this Lease. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

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ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by either Landlord or Tenant, the other party shall execute, acknowledge and deliver to the requesting party an estoppel certificate, stating (a) that this Lease is unmodified and is in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications), (b) the dates to which Rent and other sums payable hereunder have been paid, (c) either that, to the knowledge of the certifying party, no default exists hereunder or, specifying each such default of which such certifying party has knowledge and (d) any other information reasonably requested by the requesting party or Landlord’s current or prospective mortgagee, Landlord’s prospective purchaser of all or any portion of the Project, or Tenant’s current or prospective Transferee, as the case may be. Any such certificate may be relied upon by any current or prospective mortgagee of Landlord, any prospective purchaser of all or any portion of the Project, or any current or prospective Transferee of Tenant, as the case may be. Landlord or Tenant, as the case may be, shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant, and to the extent applicable, any guarantor(s), to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year; certified by its chief financial officer as being true, accurate and complete. If Landlord requires such financial statements to be audited (and if the same is not Tenant’s normal practice), such audit shall be Landlord’s sole cost and expense. Tenant shall not be required to provide such financial statements more than one (1) time in any calendar year except in connection with an actual or prospective financing or sale of the Building or Project. Such statements shall be delivered by Tenant and such guarantor(s) to Landlord within fifteen (15) days after Landlord’s written request therefor and be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant or such guarantor(s), shall be audited by an independent certified public accountant with copies of the auditor’s statement, reflecting Tenant’s or such guarantor(s)’, as applicable, then-current financial condition in such form and detail as Landlord may reasonably request. The failure of Landlord or Tenant (and, in the instance of Tenant, any such guarantor(s)) to timely execute, acknowledge and deliver such estoppel certificate or other instruments, which failure continues for an additional ten (10) days after written notice from the requesting party advising the other party of the consequences of a non-response, shall constitute an acknowledgment that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto; provided, however, that a condition precedent to such subordination as to future mortgages, trust deeds or other encumbrances shall be that Landlord obtains from the lender a non-disturbance agreement (“SNDA”) in favor of Tenant in form and substance reasonably acceptable to Tenant. Subject to Tenant’s receipt of the SNDA, Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, subject to the terms of the SNDA. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Landlord shall use its commercially reasonable efforts to obtain, within thirty (30) days after the mutual execution of this Lease, a non-disturbance agreement from any existing lienholder or ground lessor in form and substance reasonably acceptable to Tenant, and which agreement shall provide that so long as Tenant is not in Default hereunder which Default would otherwise give Landlord the right to terminate Tenant’s tenancy hereunder, Tenant’s use and possession of the Premises shall not be disturbed in the event of a foreclosure under any mortgage, deed of trust or other lien to which this Lease is hereafter subordinate; provided, however, if Landlord is unable to obtain such an agreement after the exercise of its commercially reasonable efforts, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant as a result thereof.

ARTICLE 19

DEFAULTS; REMEDIES

19.1      Events of Default. The occurrence of any of the following shall constitute a default of this Lease (“Default”) by Tenant:

19.1.1        Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, where such failure continues for more than ten (10) days after the date on which Tenant receives written notice that such amount is due and unpaid; or

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19.1.2        Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for ten (10) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a ten (10) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3        The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord; or

19.1.4        Tenant’s failure to comply with the terms of the Development CC&R’s; or

19.1.5        To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.6        Tenant’s failure to occupy the Premises for business operations for more than thirty (30) consecutive days at any time during the Lease Term (or any applicable Option Term) while Tenant is in Default with respect to payment of Rent; or

19.1.7        Tenant’s failure to occupy the Premises within ten (10) business days after the Lease Commencement Date while Tenant is in Default with respect to payment of Rent.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2      Remedies Upon Default. Upon the occurrence of any Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive (except as otherwise expressly provided herein), without any notice or demand whatsoever.

19.2.1        Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)        The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)        The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)        The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)        Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant (whether performed by Landlord or Landlord’s property manager), whether for the same or a different use, and any special concessions made to obtain a new tenant (provided, however, Tenant shall be responsible only for the portion of such expenses equal to a fraction, the numerator of which is the number of days remaining during the then-current term of this Lease and the denominator of which is the number of days in the term of the new lease entered into by Landlord for the Premises); and

(v)        At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting

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such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2        Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3        Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3      Form of Payment After Default. Following the occurrence of a Default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.4      Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5      Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.6      Landlord Default.

19.6.1        General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Notwithstanding anything herein to the contrary, in no event shall either party be liable to the other party for punitive, special and/or consequential damages hereunder; provided, however, the foregoing shall not limit Landlord’s right to seek consequential damages (including lost profits) in the event of a holding over of the Premises by Tenant.

19.6.2        Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of the Premises, or (ii) any failure to provide services, utilities or access to the Premises as required by this Lease (either such set of circumstances as set forth in items (i) or (ii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for three (3) consecutive business days after Landlord’s receipt of any such notice (the “Eligibility Period”) and either (A) Landlord does not diligently commence and pursue to completion the remedy of such Abatement Event or (B) Landlord receives proceeds from its rental interruption insurance which covers such Abatement Event, then the Base Rent, Tenant’s Share of Direct Expenses, and Tenant’s obligation to pay for parking (to the extent not utilized by Tenant) shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant’s business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises and Tenant’s obligation to pay for parking shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole

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and exclusive remedy at law or in equity for an Abatement Event. Except as provided in this Section 19.6.2, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 7 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. In the event of any Default, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default or for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of Tenant’s Default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s Default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.

ARTICLE 22

INTENTIONALLY DELETED

ARTICLE 23

SIGNS

23.1      Full Floors. Subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed), and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2      Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant’s identifying signage (i.e., suite signage) shall be provided by Landlord, at Landlord’s initial cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program; provided, any repair or replacement of such signage shall be made at Tenant’s sole cost and expense.

23.3      Building Directory. Tenant shall be entitled, at no charge, to one line on the Building directory to display Tenant’s name and location in the Building. The location, quality, design, style, and size of such signage shall be consistent with the Landlord’s Building standard signage program. Any changes to Tenant’s directory signage after the initial placement of the same shall be at Tenant’s sole cost and expense.

23.4      Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as otherwise set forth herein, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its reasonable discretion.

23.5      Exterior Signage. Effective as of the Lease Commencement Date, Tenant shall have the following signage rights as depicted on Exhibit E attached hereto: (i) street monument signage (in the location labeled “F” on Exhibit E); (ii) street monument signage (in the location labeled “G” on Exhibit E); building eyebrow signage (in the location labeled “A” on Exhibit E); (iii) building monument signage (in the location labeled “B” on Exhibit E); and (iv) courtyard monument signage (in the location labeled “C” on Exhibit E) (individually and collectively referred to as the “Exterior Signage”). Notwithstanding the foregoing, Tenant shall not be entitled to install the Exterior Signage if Tenant is in Default. Furthermore, Tenant’s right to install the Exterior Signage is expressly subject to and contingent upon Tenant receiving the approval and consent to the Exterior Signage (including the construction of the monument signs upon which Tenant’s panels shall be located) from the City of Irvine, California, its architectural review board, any other applicable governmental or quasi-governmental governmental agency and any architectural review committee under the covenants, conditions and restrictions recorded against the Project. Tenant, at its sole cost and expense, shall obtain all other necessary building permits, zoning, regulatory and other approvals in

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connection with the Exterior Signage. All costs of approval, consent, design, installation, supervision of installation, wiring, maintaining, operating, repairing and removing the Exterior Signage will be at Tenant’s sole cost and expense. Tenant shall submit to Landlord reasonably detailed drawings of its proposed Exterior Signage, including without limitation, the size, material, shape, location, coloring and lettering (including any change in name, if this Lease is assigned) for review and approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. The Exterior Signage shall be subject to (i) Landlord’s prior review and written approval thereof (which approval shall not be unreasonably withheld, conditioned or delayed), (ii) the terms, conditions and restrictions of any recorded covenants, conditions and restrictions encumbering the Project and/or the Building and shall conform to the Building sign criteria and Project sign criteria, if any, and the other reasonable standards of design and motif established by Landlord for the exterior of the Building and/or the Project. Tenant will be solely responsible for any damage to the Exterior Signage and any damage that the installation, maintenance, repair or removal thereof may cause to the Building or the Project. Tenant agrees upon the expiration date or sooner termination of this Lease, upon Landlord’s request, to remove the Exterior Signage and restore any damage to the Building and the Project at Tenant’s expense. In addition, Landlord shall have the right to remove the Exterior Signage at Tenant’s sole cost and expense, if, at any time during the Term Tenant is in Default under any term or condition of this Lease. Notwithstanding anything to the contrary contained herein, if Tenant fails to install any Exterior Signage in accordance with the terms of this Section 23.5 within twelve (12) months after the Lease Commencement Date (the “Outside Signage Installation Date”), where such failure was within Tenant’s reasonable control, Tenant’s right to install such Exterior Signage shall terminate as of the Outside Signage Installation Date and shall thereupon be deemed null and void and of no further force and effect as to such Exterior Signage.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including, without limitation, the Americans with Disabilities Act of 1990 (as may be amended) (collectively, the “Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Laws, including, without limitation, the making of any alterations and improvements to the Premises. Notwithstanding the foregoing to the contrary, Landlord shall be responsible, as part of Operating Expenses to the extent permitted under Article 4 above, for making all alterations to the following portions of the Building and Project required by applicable Laws: (i) structural portions of the Premises and Building, but not including Tenant Improvements or any Alterations installed by or at the request of Tenant; and (ii) those portions of the Building and Project located outside the Premises; provided, however, Tenant shall reimburse Landlord (or Landlord’s property manager), within ten (10) days after invoice, for the costs of any such improvements and alterations and other compliance costs to the extent necessitated by or resulting from (A) any Alterations or Tenant Improvements installed by or on behalf of Tenant, (B) the negligence or willful misconduct of Tenant or any of Tenant’s Parties that is not covered by insurance obtained by Landlord and as to which the waiver of subrogation applies, and/or (C) Tenant’s specific manner of use of the Premises (as distinguished from general office use). Landlord shall be responsible for any repairs to the Building and/or the Project as a result of any pre-existing condition (existing prior to the Effective Date) in violation of any applicable Laws. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Article 4, above.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within ten (10) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable and actual out-of-pocket attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after that the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1      Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and, except in case of an emergency, such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

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26.2      Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord (or Landlord’s property manager), upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended, provided that the foregoing shall be limited to the reasonable and actual out-of-pocket expenses incurred by Landlord. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord (or Landlord’s property manager) reserves the right at all reasonable times and upon not less than 48 hours’ prior written notice to Tenant (except in the case of an emergency, in which case no such notice shall be required) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers; (iii) during the final nine (9) months of the Lease Term, to show the Premises to prospective tenants; (iv) post notices of nonresponsibility; or (v) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord (or Landlord’s property manager) may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any Default by Tenant in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform where such failure continues beyond the expiration of any applicable notice or cure period. Landlord (or Landlord’s property manager) may make any such entries without the abatement of Rent (except as specifically set forth in Section 19.6.2 above) and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. Tenant shall have the right to have a representative present during any entry of Landlord into the Premises under this Lease, provided Landlord’s entry is not unreasonably delayed. Subject to the terms of Section 19.6 and Section 29.13, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business during any such work and be responsible for all damages to the extent resulting from the grossly negligent acts of its representatives, agents and contractors during any entry, and Landlord shall promptly restore the Premises to its condition as existed prior to such entry.

ARTICLE 28

TENANT PARKING

28.1      Tenant Parking Passes. Tenant shall rent from Landlord, commencing on the Lease Commencement Date, the number of parking passes set forth in Section 8 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Project parking facility and shall entitle Tenant and/or its personnel to park one (1) vehicle in one (1) parking space per pass rented. Any such passes for unreserved parking spaces shall be on a first-come, first-serve basis. Subject to Section 8 of the Summary, Tenant shall pay to Landlord for automobile parking passes on a monthly basis the prevailing rate charged from time to time at the location of such parking passes; provided, however, during the initial Lease Term, such prevailing rates for Tenant shall be fixed at: (a) $60.00 per unreserved pass per month (including any additional unreserved parking passes leased by Tenant above its allocation of its unreserved parking passes); (b) $120.00 per surface lot reserved parking pass per month; and (c) $150.00 per subterranean reserved parking pass per month. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in Default under this Lease. In addition, Tenant shall comply with all applicable governmental resolutions, laws, rules and regulations.

28.2      Other Terms. Landlord, at its sole cost and expense (except to the extent included in Operating Expenses) and so long as same does not materially and adversely impact Tenant’s business operations from the Premises, specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements; provided, in exercising its rights hereunder, Landlord shall use its good faith efforts to minimize the duration of any such closure. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to provide any parking, including any failure to provide reserved parking spaces, when such

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failure is occasioned, in whole or in part, by construction, alteration, improvements, repairs or replacements, by any strike, lockout or other labor trouble, by inability to resolve any dispute with any other party to the Development CC&R’s after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any parking as set forth in this Article 28. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as may be established from time to time, at the validation rate from time to time generally applicable to visitor parking.

28.3      Parking Procedures. Except as to the Additional Parking granted to Tenant, the parking passes initially will not be separately identified; however Landlord reserves the right in Landlord’s and Tenant’s mutually acceptable discretion and at Landlord’s sole cost and expense to separately identify by signs or other markings the area to which Tenant’s parking passes relate. Landlord shall have no obligation to monitor the use of such parking facility, nor shall Landlord be responsible for any loss or damage to any vehicle or other property or for any injury to any person. Tenant’s parking passes shall be used only for parking of automobiles no larger than full size passenger automobiles, sport utility vehicles or pick-up trucks in connection with Tenant’s business operations at the Premises only during the hours that Tenant and/or its personnel are conducting business operations from the Premises; provided, however, occasional overnight parking associated with Tenant’s or its personnel’s conduct of business from the Premises shall be permitted, subject to Tenant’s and/or its personnel’s compliance with Landlord’s rules related to such overnight parking. Tenant shall comply with all rules and regulations which may be prescribed from time to time with respect to parking and/or the parking facilities servicing the Project. Tenant shall not at any time use more parking spaces in the Project parking facility than the number of parking passes so allocated to Tenant or park its vehicles or the vehicles of others in any portion of the Project parking facility not designated by Landlord as a non-exclusive parking area. Except as to the Additional Parking, Tenant shall not have the exclusive right to use any specific parking space. If any person or entity has the exclusive right to use any particular parking space(s), Tenant shall not use such spaces. All trucks (other than pick-up trucks) and delivery vehicles shall be (i) parked at the designated areas of the surface parking lot (which designated areas are subject to change by Landlord at any time), (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain on the Project only so long as is reasonably necessary to complete loading and unloading. In the event Landlord elects in its sole and absolute discretion or is required by any law or by the Development CC&R’s to limit or control parking, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1      Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2      Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3      No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4      Short Form of Lease. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within fifteen (15) days following the request therefor.

29.5      Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease which accrues from and after the date of such transfer, and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

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29.6      Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by either Landlord or Tenant or by anyone acting through, under or on behalf of Landlord or Tenant.

29.7      Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8      Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9      Application of Payments. During any Default, Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10      Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11      Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12      No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13      Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building and in the rents, issues and profits thereof, provided that any claim is made by Tenant within one (1) year following the date of any such sale, as well as any insurance or condemnation proceeds not applied to the restoration of the Project and subject to the prior rights of any mortgagee or ground or underlying lessors of Landlord. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14      Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15      Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16      Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, acts of terrorism, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Articles 5 and 24 of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17      Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

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29.18      Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by facsimile, if such facsimile is promptly followed by a Notice sent by Mail, or (C) delivered by a nationally recognized overnight courier. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 9 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth in Section 10 of the Summary, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, or (ii) the date the overnight courier delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

29.18.1    If such notice is a notice of default, such notice shall: (i) specify the alleged default; (ii) specify the specific provisions of the Lease under which the default is alleged; and (iii) demand that the defaulting party cure the alleged default within the applicable cure period. No such notice shall be deemed a forfeiture or termination of this Lease unless expressly set forth in such notice.

29.18.2    A copy of any notices sent to Tenant shall simultaneously be sent to Paris Ackerman LLP, 103 Eisenhower Parkway, Roseland, New Jersey 07068, Attn: Karen E. Abrams, Esq.

29.18.3    Whenever a party is required or desires to send any notice or other communication to the other party under or pursuant to this Lease, such notice or communication, if sent by such party’s attorneys, shall, for all purposes, be deemed to have been sent by such party.

29.19      Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20      Authority; Tenant Representation. If Tenant is a corporation, trust, partnership or limited liability company, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Tenant hereby represents to Landlord that neither Tenant nor any members, partners, subpartners, parent organization, affiliate or subsidiary, or their respective officers, directors, contractors, agents, servants, employees, invitees or licensees (collectively, “Tenant Individuals”), to Tenant’s current actual knowledge, appears on any of the following lists (collectively, “Government Lists”) maintained by the United States government:

29.20.1        The two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons list can be found at http://www.bis.doc.gov/dpl/thedeniallist.asp; the Entity List can be found at http://www.bis.doc.gov/entities/default.htm);

29.20.2        The list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons, which can be found at http://www.ustreas.gov/ofac/t11sdn.pdf;

29.20.3        The two (2) lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties; the State Department List of Terrorists can be found at http://www.state.gov/s/ct/rls/other/des/123085.html; the List of Debarred Parties can be found at http://www.pmddtc.state.gov/compliance/debar.html); and

29.20.4        Any other list of terrorists, terrorist, organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control, United States Department of Treasury, or by any other government or agency thereof.

29.20.5        Should any Tenant Individuals appear on any Government Lists at any time during the Lease Term, Landlord shall be entitled to terminate this Lease by written notice to Tenant effective as of the date specified in such notice.

29.21      Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’, experts’ and arbitrators’ fees and costs, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22      Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM

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FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23      Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24      Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25      Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except as otherwise expressly set forth herein.

29.26      Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Project as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or use pictures or illustrations of the Project in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27      Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease. Each party agrees that the delivery of this Lease by electronic (including “pdf”) or facsimile transmission shall have the same force and effect as delivery of original signatures and that each party may use such electronic or facsimile signatures as evidence of the execution and delivery of this Lease by all parties to the same extent that an original signature could be used.

29.28      Intentionally Omitted.

29.29      Transportation Management. Tenant shall fully comply with all present or future government-mandated programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30      No Violation. Tenant and Landlord each hereby warrants and represents that neither its execution of nor performance under this Lease shall cause such party to be in violation of any agreement, instrument, contract, law, rule or regulation by which such party is bound, and such party shall protect, defend, indemnify and hold the other party harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from such party’s breach of this warranty and representation.

29.31      Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines installed by or on behalf of Tenant located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith, including any fees charged by Landlord for Tenant’s use of the Building’s telecommunications capacity in excess of Tenant’s Share thereof. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.32      Office and Communications Services.

  29.32.1        The Provider. Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord (“Provider”). Tenant shall have the right but not the obligation to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree.

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  29.32.2      Other Terms. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

29.33      Development CC&R’s. This Lease and the terms hereof shall be subject in all respects to the provisions of the Development CC&R’s. The term “Development CC&R’s,” as used in this Lease, shall mean and refer to that certain Declaration of Easements, Covenants, Conditions and Restrictions dated November 22, 2004, and recorded November 23, 2004, as Instrument No. 2004001045376 in the Official Records of Orange County, California, as amended; provided that in no event shall any new rules, regulations or restrictions promulgated by Landlord materially and adversely affect Tenant’s ability to use the Premises for the Permitted Use or materially increase Tenant’s costs to do so. To Landlord’s actual knowledge, without duty of investigation or inquiry, as of the date of this Lease Landlord is not in material default of any of Landlord’s obligations under the Development CC&R’s. Landlord further represents that it will not amend the Development CC&R’s in any manner that materially and adversely affects Tenant’s ability to operate in the Premises for the Permitted Use.

29.34      Intentionally Deleted.

29.35      Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, Common Areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building Common Areas and tenant spaces, (ii) modifying the Common Areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building Common Areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Subject to Section 19.6.2, Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent; provided, in exercising its rights hereunder, Landlord shall use its commercially reasonable efforts not to materially and adversely affect Tenant’s use of the Premises for the Permitted Use. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions.

29.36      CASp. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Premises, the Building, nor the Project, have undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by applicable Laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable Laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the Lease Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days’ prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any

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way, and (4) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) Tenant shall deliver a copy of any CASp Reports to Landlord within two (2) business days after Tenant’s receipt thereof; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as expressly set forth herein, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable Laws to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant’s receipt of an invoice therefor from Landlord.

29.37      Energy Performance Disclosure. Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the Building pursuant to California Public Resources Code Section 25402.10, the regulations adopted pursuant thereto and/or pursuant to other similar regulations (collectively as applicable, the “Energy Disclosure Requirements”). Tenant further acknowledges that pursuant to the Energy Disclosure Requirements, Landlord may be required in the future to disclose information concerning Tenant’s energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the “Tenant Energy Use Disclosure”). Tenant hereby (a) consents to all such Tenant Energy Use Disclosures, (b) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure, and (c) agrees that upon request from Landlord, Tenant shall provide Landlord with any energy usage data for the Premises, including, without limitation, copies of utility bills for the Premises. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 29.37 shall survive the expiration or earlier termination of this Lease.

29.38      Anti-Corruption.

  29.38.1    Tenant hereby represents, warrants and covenants that:

    29.38.1.1            Tenant and each of its partners and subpartners, and their respective officers, agents, servants, and employees (collectively, the “Tenant Individuals”), are now in compliance with the Anti-Corruption Laws (defined below). No action, suit or proceeding by or before any court, or government agency, authority or body, or any arbitrator or nongovernmental authority involving Tenant and/or any of the Tenant Individuals with respect to applicable anti-corruption laws is pending, or to Tenant’s knowledge, threatened.

    29.38.1.2            No government is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of Tenant and/or any of the Tenant Individuals for alleged violation of Anti-Corruption Laws.

    29.38.1.3            Tenant shall comply with all applicable Anti-Corruption Laws in connection with the performance of all duties and obligations relating to this Lease.

    29.38.1.4            Without limiting the foregoing, Tenant shall not cause or knowingly permit Landlord, Landlord’s property manager or any of the Tenant Individuals to either directly or indirectly, pay, offer, promise or authorize a Prohibited Payment (as defined below).

    29.38.1.5            In carrying out its responsibilities under this Lease, Tenant will not provide any meals, gifts, gratuities, entertainment, or travel to any Government Official (as defined below) without the prior written consent of Landlord.

    29.38.1.6            Tenant shall immediately notify in writing Landlord and Landlord’s property manager if Tenant becomes aware of facts or information which suggest a breach of the foregoing Anti-Corruption covenants or the Anti-Corruption Laws.

  29.38.2    Landlord hereby represents, warrants and covenants that:

    29.38.2.1            Landlord and each of its partners and subpartners, and their respective officers, agents, servants, and employees (collectively, the “Landlord Individuals”), are now in compliance with the Anti-Corruption Laws (defined below). No action, suit or proceeding by or before any court, or government agency, authority or body, or any arbitrator or nongovernmental authority involving Landlord and/or any of the Landlord Individuals with respect to applicable anti-corruption laws is pending, or to Landlord’s knowledge, threatened.

    29.38.2.2            No government is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of Landlord and/or any of the Landlord Individuals for alleged violation of Anti-Corruption Laws.

    29.38.2.3            Landlord shall comply with all applicable Anti-Corruption Laws in connection with the performance of all duties and obligations relating to this Lease.

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    29.38.2.4            Without limiting the foregoing, Landlord shall not cause or knowingly permit Tenant, Tenant’s property manager or any of the Landlord Individuals to either directly or indirectly, pay, offer, promise or authorize a Prohibited Payment (as defined below).

    29.38.2.5            In carrying out its responsibilities under this Lease, Landlord will not provide any meals, gifts, gratuities, entertainment, or travel to any Government Official (as defined below) without the prior written consent of Tenant.

    29.38.2.6            Landlord shall immediately notify in writing Tenant and Tenant’s property manager if Landlord becomes aware of facts or information which suggest a breach of the foregoing Anti-Corruption covenants or the Anti-Corruption Laws.

    29.38.3    The breach by either party of any of its representations, warranties and/or covenants contained in this Section 29.38 shall constitute a material breach of this Lease. In the event the other party has reason to believe that a breach of any of the representations, warranties or covenants in this Section 29.38 has occurred or will occur same shall be investigated in good faith hereunder.

    29.38.4    The provisions of this Section 29.38 and any warranties, representations or covenants made thereunder shall survive any expiration or earlier termination of this Lease.

    29.38.5    As used in this herein:

  29.38.5.1            “Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the relevant party concerning or related to bribery or corruption, including laws governing the bribery or corruption of domestic U.S. federal, state, or local Government Officials, non-U.S. Government Officials, and commercial bribery.

  29.38.5.2            “Government Official” shall mean any (i) official or employee of a U.S. or non-U.S. government body, department, agency, instrumentality, or government-controlled entity, or a public international organization; (ii) political party or official thereof, or candidate for political office; or (iii) person acting in an official capacity for or on behalf of any of the foregoing.

  29.38.5.3            “Prohibited Payment” shall mean any direct or indirect payment, offer, promise or authorization of money or anything of value, to a Government Official or to any other person (i) for the purpose of influencing any act by or decision of such Government Official or such person in order to obtain or retain business or to direct business to any person, or securing any improper advantage, or (ii) when such offer, payment, promise or authorization would be unlawful under applicable laws, including commercial bribery laws.

29.39      Fitness Center.    Tenant shall be granted up to one hundred five (105) access cards (or such reasonable additional amounts as may be requested by Tenant from time to time) to the existing fitness center serving the Building (the “Fitness Center”) for the non-exclusive use of said Fitness Center by Tenant’s employees for its intended purposes; provided, however, (a) the use of the Fitness Center by Tenant shall be governed by a separate fitness center agreement/license to be executed by each employee of Tenant using the Fitness Center, and (b) so long as Tenant is not in Default under this Lease, Landlord shall waive the above described charges associated with Tenant’s use of such fitness center access charges during the Lease Term (the “Abated Fitness Center Charges”). Landlord makes no representation or warranty regarding the condition, functionality or suitability of the Fitness Center and/or any component thereof, and Tenant shall defend, indemnify and hold harmless Landlord from and against any and all costs, expenses (including reasonable attorneys’ fees), demands, claims, causes of action and liens arising from or in connection with the Fitness Center and the use thereof by Tenant and any of Tenant’s employees. Tenant shall be permitted to install, at Tenant’s sole cost and expense, certain branded equipment in the Fitness Center for the nonexclusive use of the tenants and occupants of the Project, subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the branding and the equipment to be installed by Tenant (“Tenant Equipment”); provided, however, Tenant shall indemnify, defend, and hold Landlord harmless from and against damages, losses, claims, judgments, attorneys’ fees and costs in connection with such equipment and the use and installation thereof. Tenant, at Tenant’s sole cost and expense, shall continuously maintain Tenant’s Equipment in a clean, first-class working condition. At Landlord’s option, upon expiration of the Lease Term, Tenant shall remove such equipment from the Fitness Center, repair any damage occasioned by such removal, and restore the area previously occupied by such equipment to its original condition.

29.40      Conference Center.    Subject to availability, Tenant’s advance reservation, Tenant’s compliance with the reasonable rules and regulations for the use therefor (including, without limitation, the then applicable cancellation policy and cancellation fees), and so long as Tenant is not in Default under this Lease, during the Lease Term, Tenant shall be allowed to use the conference room and board room serving the Building free of charge for up to a total of fifty (50) hours per full calendar month (any partial month shall be prorated) on a non-cumulative basis, if such conference room and/or board room is constructed and available for the non-exclusive use by tenants of the Building; provided, however, any of such fifty (50) hours which remain unused after the end of each calendar month shall be deemed waived and no longer available to Tenant, and further provided that nothing herein shall abate Tenant’s obligation to pay for any cancellation fees, cleaning fees (currently $25 per use), damage fees or other similar fees related to Tenant’s use of the conference room. Such amount of abated conference room charges is hereafter referred to herein as “Abated Conference Room Charges”.

29.41      Patio Area.    Tenant shall have the exclusive license to use the four (4) exterior patio areas located adjacent to the Premises (individually and collectively, the “Patio Area”) as depicted in Exhibit A attached hereto. Tenant shall accept the Patio Area in its “as-is” condition (except to the extent any improvements to such Patio Area

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are included in the Tenant Work Letter), and Landlord shall not be obligated to provide or pay for any work or services related to the improvement of the Patio Area. Tenant shall have the right, but not the obligation, to partition two (2) of the exterior patio areas as depicted in Exhibit H attached hereto. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Patio Area or the compliance of the Patio Area with any applicable Laws now in force or which may hereafter be enacted or promulgated. Any alteration or improvement to the Patio Area shall be made by Tenant at Tenant’s sole cost and expense, subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) and the terms of Article 8 above. Tenant shall have the right to place and maintain furniture (including, without limitation, chairs, tables, and/or trash receptacles) (collectively, “Patio Furniture”) in the Patio Area subject to Landlord’s prior written approval of the same (which approval shall not be unreasonably withheld, conditioned or delayed). Notwithstanding Landlord’s approval of the Patio Furniture, Tenant shall remain solely liable for any liability arising out of the placement of the Patio Furniture in the Patio Area, and Landlord shall have no liability in connection therewith. Tenant shall keep the Patio Furniture in clean, safe, operable and first-class condition and repair and shall replace the same as necessary to comply with such standard. Tenant shall keep the Patio Area clean of all trash and debris and shall also keep the surrounding areas clean of debris and trash arising from the use of the Patio Area. Tenant shall clean the Patio Area regularly, and shall power wash the Patio Area on an as needed basis. Tenant shall remove any Patio Furniture from the Patio Area upon the expiration or earlier termination of this Lease, or upon the termination of Tenant’s rights under this Section 29.41, and shall return the affected portion of the Patio Area to the condition the Patio Area would have been in had no such Patio Furniture been installed, reasonable wear and tear excepted. Tenant shall not be permitted to display any graphics, signs or insignias or the like in the Patio Area. Landlord shall have the right to make any improvements to the Patio Area or display any graphics, plants or other items from the Patio Area which it desires in its sole discretion in connection with overall Building or Project graphics or improvements. Tenant shall use the Patio Area solely for the seating of its employees and shall not use the Patio Area for preparing food or any other retail purpose. No smoking shall be permitted in the Patio Area. Tenant’s use of the Patio Area shall be subject to such additional reasonable rules, regulations and restrictions as Landlord may make from time to time concerning the Patio Area. Except as expressly set forth in this Section 29.41, all of the terms, conditions, covenants, limitations and restrictions contained in this Lease pertaining to the Premises and Tenant’s use thereof shall apply equally to the Patio Area and Tenant’s use thereof, including, without limitation, Tenant’s indemnity of Landlord set forth in Section 10.1, Tenant’s insurance obligations set forth in Article 10, and Tenant’s obligations to comply with Law set forth in Article 24; provided, however, the Patio Area shall not be deemed to be a part of the Premises for purposes of any abatement or termination rights under Articles 11 and 13. The license to use the Patio Area granted to Tenant hereby shall be revocable by Landlord for cause upon written notice to Tenant, and Landlord thereafter shall have the right to prevent Tenant’s access thereto. As used in this Section 29.41, “cause” shall include, without limitation, any of the following: (i) Landlord’s good faith determination that the license granted hereby and/or the use of the Patio Area creates a hazard or threatens the safety and/or security of persons or property or endangers or otherwise interferes with the use and occupancy of the Building or Project by Landlord, its employees, agents or contractors or other tenants or occupants of the Building or the Project, or constitutes a nuisance; (ii) the license granted hereby constitutes a violation of or otherwise conflicts with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, or results in increased rates of insurance for the Building or Project; (iii) Tenant abandons or vacates all or a substantial portion of the Premises; (iv) this Lease is terminated for any reason; or (v) Tenant fails to comply with any of the terms, conditions, covenants, limitations or restrictions contained in this Section 29.41 or elsewhere in this Lease which apply to the Patio Area or Tenant’s use thereof.

29.42      Beer Tap.    To the extent that an establishment which serves beer and wine is constructed in the center courtyard of the Project (the “beer garden”), Landlord shall use its commercially reasonable efforts to cause Tenant’s selection of one (1) beer brand to be included on tap at such beer garden (which brand shall be available on a non-exclusive basis, for sale in common with the other beer brands available for sale), with Tenant’s name or logo on such beer tap handle; provided however, Landlord makes no representation or warranty as to the construction, condition and/or operation of any such beer garden. Other than the selection of one (1) beer brand as provided in the immediately preceding sentence, Tenant has no rights with respect to the brand, the beer and/or the beer garden, including, without limitation, establishment of the price of such beer and/or any rights to profits in connection therewith.

29.43      Landlord’s Lien.    Landlord hereby acknowledges and agrees that any and all of Tenant’s movable furniture, furnishings, trade fixtures and equipment at the Premises (“Tenant’s Property”) may be financed by a third-party lender or lessor (an “Equipment Lienor”), and, except for any for Tenant’s Property paid or reimbursed from the Allowance or otherwise paid for by Landlord, Landlord hereby (i) subordinates any of its rights to Tenant’s Property to Equipment Lienor’s rights, and (ii) agrees to recognize the rights of any such Equipment Lienor, subject to and in accordance with Tenant’s lender’s commercially reasonable form of waiver agreement to be entered into by and between Landlord and the Equipment Lienor within ten (10) business days after Tenant’s written request therefor, subject to Tenant’s payment of the actual and reasonable out-of-pocket attorneys’ fees and costs incurred by Landlord in connection therewith.

29.44      Consents.    Except as otherwise expressly provided herein, whenever Landlord’s consent is required, if within fifteen (15) days after Landlord’s receipt of Tenant’s request for consent under this Lease, Tenant does not receive written notice and Landlord’s consent to or rejection of such request, Landlord shall be deemed to have rejected such request.

29.45      No Additional Landlord Supervisory Fees.    Except as may be expressly set forth in this Lease, Tenant shall not be responsible for any Landlord supervisory fees or similar Landlord fees or charges related to any of Tenant’s improvements, alterations, repairs and/or maintenance to the Premises.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

QUINTANA OFFICE PROPERTY LLC,
a Delaware limited liability company

By:	/s/ Raymond Lawler
Name: Raymond Lawler
Title: Senior Managing Director

TENANT:

XPONENTIAL FITNESS LLC,
a Delaware limited liability company

By:	/s/ Anthony Geisler

Name:	Anthony Geisler
Title:	CEO

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EXHIBIT A

CONCEPTUAL OUTLINE OF PREMISES

H.HendyAssociates

HHA

INTERIOR PLANNING AND DESIGN

CLUB PILATES

DATE

SCALE

FILE NAME

DRAWN BY

APPROVED BY

CLUB PILATES

INTERSECT BUILDING B
17877 VON KARMAN AVENUE
IRVINE, CA 92614

PRELIMINARY PROGRAM PLAN

PP-1.1

EXHIBIT A
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EXHIBIT A-1

DEPICTION OF BUILDING AND PROJECT

EXHIBIT A-1
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EXHIBIT B

TENANT WORK LETTER

(Landlord Build with Allowance)

1.            TENANT IMPROVEMENTS. As used in the Lease and this Tenant Work Letter, the term “Tenant Improvements” or “Tenant Improvement Work” means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below.

2.            WORK SCHEDULE. Within thirty (30) days after mutual execution of this Lease, Landlord shall deliver to Tenant, for Tenant’s review and approval, a schedule (“Work Schedule”) which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements. The Work Schedule will set forth each of the various items of work to be done or approval to be given by Landlord and Tenant in connection with the completion of the Tenant Improvements. The Work Schedule will be submitted to Tenant for its approval, which approval Tenant agrees not to unreasonably withhold, and, once approved by both Landlord and Tenant, the Work Schedule will become the basis for Landlord’s completion of the Tenant Improvements. All plans and drawings required by this Tenant Work Letter and all work performed pursuant thereto are to be prepared and performed in accordance with the Work Schedule. Landlord may, from time to time during construction of the Tenant Improvements, modify the Work Schedule as Landlord reasonably deems appropriate. If Tenant fails to approve the Work Schedule, as it may be modified after discussions between Landlord and Tenant within ten (10) business days after the date the Work Schedule is first received by Tenant, the Work Schedule shall be deemed to be approved by Tenant as submitted or Landlord may, at its option, terminate the Lease upon written notice to Tenant.

3.            CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Tenant Work Letter: Lynne Lyons.

Tenant hereby appoints the following person(s) as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Tenant Work Letter: Robyn Kruder.

All communications with respect to the matters covered by this Tenant Work Letter are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing in compliance with the notice provisions of the Lease. Either party may change its representative under this Tenant Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Lease.

4.            TENANT IMPROVEMENT PLANS.

(a)          Preparation of Space Plans. In accordance with the Work Schedule, Tenant agrees to meet with Landlord’s architect and/or space planner for the purpose of promptly preparing preliminary space plans for the layout of the Premises (“Space Plans”). The Space Plans are to be sufficient to convey the architectural design of the Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed). If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule. Tenant will then submit to Landlord for Landlord’s approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord.

(b)          Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, at Landlord’s election, Landlord’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Premises (collectively, the “Final Plans”). The Final Plans will be submitted to Tenant for signature to confirm that they are consistent with the Space Plans. If Tenant reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Tenant agrees to advise Landlord in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule. In accordance with the Work Schedule, Landlord will, subject to Section 4(c) below, then cause Landlord’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Tenant so as to make the Final Plans consistent with the Space Plans.

(c)          Requirements of Tenant’s Final Plans. Landlord will not unreasonably withhold, delay or condition its consent to changes in the Final Plans proposed by Tenant provided the Final Plans, as revised, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) be comprised of the Building standards set forth in the written description thereof (the “Standards”) or of at least equal quality as the Standards and approved by Landlord; (iii) comply with all applicable Laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable but subjective discretion.

(d)          Submittal of Final Plans. Once approved by Landlord and Tenant, at Landlord’s election, Landlord’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Landlord’s architect, with Tenant’s cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any costs resulting from the design and/or construction of such changes in excess of the Allowance. Tenant hereby acknowledges that any such changes will be subject to the terms of Sections 7 and 8 below.

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Landlord’s approval of the Final Plans shall create no liability or responsibility on the part of Landlord for the completeness of such plans or their design sufficiency or compliance with Laws.

(e)          Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the “Allowance” described in Section 5 below.

(f)          Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Landlord will submit to Tenant a written estimate of the cost (the “Work Cost”) to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the Premises are located (the “Work Cost Estimate”). Tenant will either approve the Work Cost Estimate or disapprove specific items and submit to Landlord revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Submission and approval of the Work Cost Estimate will proceed in accordance with the Work Schedule. Upon Tenant’s approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the “Work Cost Statement”), Landlord will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 6 hereof. If the total costs reflected in the Work Cost Statement exceed the Allowance described in Section 5 below, Tenant agrees to pay such excess, as Additional Rent, within five (5) business days after Tenant’s approval of the Work Cost Estimate or within five (5) business days after Tenant’s receipt of Landlord’s invoice therefor. Throughout the course of construction, any differences between the estimated Work Cost in the Work Cost Statement and the actual Work Cost will be determined by Landlord and appropriate adjustments and payments by Tenant will be made within five (5) business days after Landlord’s invoice therefor.

5.            PAYMENT FOR THE TENANT IMPROVEMENTS.

(a)          Allowance. Landlord hereby grants to Tenant an Allowance as referenced in the Summary. The Allowance is to be used only for:

  (i)        Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans. The Allowance will not be used for the payment of extraordinary design work not consistent with the scope of the Standards (i.e., above-standard design work) or for payments to any other consultants, designers or architects other than Landlord’s architect, engineers and consultants.

  (ii)        The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

  (iii)        Construction of the Tenant Improvements, including, without limitation, the following:

  (aa)        Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

  (bb)        All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises;

  (cc)        The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hour air conditioning;

  (dd)        Any additional improvements to the Premises required for Tenant’s use of the Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

  (ee)        All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the Premises;

  (ff)        All plumbing, fixtures, pipes and accessories necessary for the Premises;

  (gg)        Testing and inspection costs;

  (hh)        Fees for the general contractor including, but not limited to, fees and costs attributable to general conditions associated with the construction of the Tenant Improvements; and

  (ii)        Landlord’s construction management fee of two percent (2%) (the “Construction Management Fee”) of the total hard (but not soft) costs of the Tenant Improvements, provided that the Construction Management Fee shall not be payable on any portion of the cost of the Tenant Improvements which exceeds the $85.00/rsf Allowance.

  (iv)        All other costs to be expended by Landlord in the construction of the Tenant Improvements, including those costs incurred by Landlord for construction of elements of the Tenant Improvements in the Premises, which construction was performed by Landlord prior to the execution of this Lease by Landlord and Tenant. Landlord shall have the right, but not the obligation, to perform the Tenant Improvement Work during non-standard business

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hours and thus incur overtime and/or above-standard charges for such labor, and Tenant agrees that Landlord shall be permitted to apply the Allowance towards payment for the costs therefor.

(b)          Excess Costs. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the Work Cost exceeds the Allowance, Tenant agrees to pay to Landlord such excess including the fee for the Construction Management Fee in connection with the supervision of such excess work prior to the commencement of construction within ten (10) days after invoice therefor (less any sums previously paid by Tenant for such excess pursuant to the Work Cost Estimate). In no event will the Allowance be used to pay for Tenant’s furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the Premises.

(c)          Changes. If, after the Final Plans have been prepared and the Work Cost Statement has been established, Tenant requires any changes or substitutions to the Final Plans, any additional costs related thereto including the fee for Landlord’s contractor and the Construction Management Fee in connection with the supervision of such changes or substitutions are to be paid by Tenant to Landlord within five (5) business days after invoice therefor. Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above and will, if necessary, require the Work Cost Statement to be revised and agreed upon between Landlord and Tenant in the manner set forth in Section 4(f) above. Landlord will have the right to decline Tenant’s request for a change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above, or if the change would materially delay construction of the Tenant Improvements and the Lease Commencement Date.

(d)          Governmental Cost Increases. If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant agrees to pay Landlord the amount of such increase including the fee for Landlord’s contractor and the Construction Management Fee in connection with the supervision of such additional work within five (5) business days of Landlord’s written notice; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance.

(e)          Unused Allowance Amounts. Except as otherwise provided in Section 5(f) below, any unused portion of the Allowance upon completion of the Tenant Improvements (“Excess Allowance”) will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease unless Tenant has paid for excess costs as described in Sections 5(b), 5(c) or 5(d), in which case the unused Allowance may be applied toward such excess cost amounts and paid to Tenant.

(f)          Applied Allowance. Notwithstanding the foregoing, provided Tenant is not in default under the Lease, Landlord shall permit Tenant to use up to Ten and No/100ths Dollars ($10.00) per rentable square foot of the Premises of any Excess Allowance towards payment of Tenant’s obligation to pay Base Rent and/or Tenant’s reasonable and actual out-of-pocket project management and moving and relocation costs, including telephone and data cabling costs, physical move expenses, installation of furniture and equipment, move coordination costs, and purchase of furniture, fixtures and equipment to be used exclusively at the Premises (the “FF&E”) (and which FF&E shall, at Landlord’s sole option, either become Landlord’s property and remain with the Premises and/or be removed from the Premises at Tenant’s sole cost and expense upon expiration or earlier termination of the Lease) (collectively, the “Moving Costs”) (such portion of the Excess Allowance applied towards Moving Costs and/or Base Rent is referred to as the “Applied Allowance”), subject to prior written notice to Landlord given no later than thirty (30) days after the Lease Commencement Date; provided, that Tenant submits to Landlord, within sixty (60) days after the Lease Commencement Date (the “Outside Allowance Date”), copies of contracts, lien releases, receipts and invoices (and other back-up documentation to the extent requested by Landlord) evidencing such Moving Costs and Tenant’s payment in full therefor. Any portion of the Allowance which remains unused and unrequested as of the Outside Allowance Date shall be deemed waived by, and no longer available to, Tenant, and Landlord shall have no further obligation to disburse any portion thereof.

6.            CONSTRUCTION OF TENANT IMPROVEMENTS. Until Tenant approves the Final Plans and Work Cost Statement, and obtains the Permits, Landlord will be under no obligation to cause the construction of any of the Tenant Improvements. Provided that Tenant has obtained the Permits, following Tenant’s approval of the Work Cost Statement described in Section 4(f) above and upon Tenant’s payment of the total amount by which such Work Cost Statement exceeds the Allowance, if any, Landlord’s contractor will commence and diligently proceed with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Section 8 below) and Force Majeure Delays (as described in Section 9 below).

7.            LEASE COMMENCEMENT DATE AND SUBSTANTIAL COMPLETION.

(a)          Lease Commencement Date. The Lease Term will commence on the date (the “Lease Commencement Date”) which is the later of: (i) the date the Tenant Improvements have been “substantially completed” (as defined below) or (ii) [March 1, 2018; provided, however, that if substantial completion of the Tenant Improvements is delayed as a result of any Tenant Delays described in Section 8 below, then the Lease Commencement Date as would otherwise have been established pursuant to this Section 7(a) will be accelerated by the number of days of such Tenant Delays.

(b)          Substantial Completion; Punch-List. For purposes of Section 7(a)(ii) above, the Tenant Improvements will be deemed to be “substantially completed” when Landlord: (a) is able to provide Tenant with reasonable access to the Premises, and (b) has substantially performed all of the Tenant Improvement Work required to be performed by Landlord under this Tenant Work Letter, other than minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s access to or use of the Premises. Within thirty (30) days after delivery of the Premises to Tenant, Tenant and Landlord will conduct a walk-through inspection of the Premises, and prepare a written punch-list specifying those punch-list items which require completion, which items Landlord will thereafter diligently complete.

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(c)          Delivery of Possession. Landlord agrees to deliver possession of the Premises to Tenant when the Tenant Improvements have been substantially completed in accordance with Section (b) above. The parties estimate that Landlord will deliver possession of the Premises to Tenant and the Lease Term will commence on or before the Estimated Lease Commencement Date (i.e., May 22, 2018). Landlord agrees to use its commercially reasonable efforts to cause the Tenant Improvements to be substantially completed on or before the Estimated Lease Commencement Date. Tenant agrees that except as otherwise provided in Section 7(d) below, if Landlord is unable to deliver possession of the Premises to Tenant on or prior to the Estimated Lease Commencement Date, the Lease will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting therefrom.

(d)          Outside Date for Delivery. Notwithstanding the foregoing, if Landlord fails to deliver the Premises with the Tenant Improvements substantially completed on or before the Estimated Lease Commencement Date (i.e., May 22, 2018), as such failure shall be extended to the extent of any Force Majeure Delays or Tenant Delays (the “Outside Delivery Date”), then Tenant, as its sole and exclusive remedy, shall have the right to extend the Lease Commencement Date and the Lease Expiration Date of the Lease Term by one (1) day for each day Landlord is delayed in delivering possession of the Premises to Tenant, and Tenant shall receive one (1) day of Base Rent abatement for each day beyond the Outside Delivery Date that Landlord fails to turn over possession of the Premises to Tenant in accordance with the terms of this Tenant Work Letter, which Base Rent abatement shall be applied following the expiration of the Base Rent Abatement Period.

8.            TENANT DELAYS. For purposes of this Tenant Work Letter, “Tenant Delays” means any delay in the completion of the Tenant Improvements resulting from any or all of the following: (a) Tenant’s failure to timely perform any of its obligations pursuant to this Tenant Work Letter, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to the Work Schedule delivered by Landlord to Tenant pursuant to this Tenant Work Letter; (b) Tenant’s changes to Space Plans or Final Plans after Landlord’s approval thereof; (c) Tenant’s request for materials, finishes, or installations which are not readily available or which are incompatible with the Standards; (d) any delay of Tenant in making payment to Landlord for Tenant’s share of the Work Cost; or (e) any other act or failure to act by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.

9.            FORCE MAJEURE DELAYS. For purposes of this Tenant Work Letter, “Force Majeure Delays” means any actual delay in the construction of the Tenant Improvements, which is beyond the reasonable control of Landlord or Tenant, as the case may be, as described in Section 29.16 of the Lease.

10.            FREIGHT/CONSTRUCTION ELEVATOR. Landlord will, consistent with its obligation to other tenants in the Building, if appropriate and necessary, make the freight/construction elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises. Tenant agrees to pay for any after-hours staffing of the freight/construction elevator, if needed.

11.            CONSTRUCTION WARRANTY. Landlord shall obtain from Landlord’s general contractor a commercially reasonable warranty (“Construction Warranty”) for a period of one (1) year following substantial completion of the initial Tenant Improvements for such warrant(ies) which are customarily provided in the construction industry. To the extent any maintenance or repair of the Premises and/or the Building is covered by the Construction Warranty, Landlord shall use its commercially reasonable efforts to enforce the Construction Warranty, or at Landlord’s option, shall assign the Construction Warranty to Tenant (on a non-exclusive basis) and permit Tenant to enforce the same.

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EXHIBIT C

NOTICE OF LEASE TERM DATES

To:

Re:	Office Lease dated , 20 between , a (“Landlord”), and , a (“Tenant”) concerning Suite on floor(s) of the office building located at , , California.

Ladies and gentlemen:

In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on for a term of ending on .

2.	Rent commenced to accrue on , in the amount of .

3.

If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to at .

“

Landlord”:

,
a

By:

Name:

Title:

By:

Name:

Title:

Agreed to and Accepted

as of                     , 20        .

“Tenant”:

a

By:

Its:

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EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. Landlord shall use its commercially reasonable efforts to apply such Rules and Regulations in a non-discriminatory manner against all tenants and occupants at the Project, to the extent applicable. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.        Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2.        All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3.        Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the North Orange County, California area. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.        No furniture, freight or equipment of any kind shall be brought into the Building except during such hours and in the manner established by Landlord from time to time for the Building. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5.        No furniture or equipment will be received in the Building or carried up or down in the elevators, except between such hours established by Landlord from time to time, in such specific elevator and by such personnel as shall be designated by Landlord.

6.        The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7.        No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8.        The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9.        Tenant shall not overload the floor of the Premises.

10.        Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11.        Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or

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combustible fluid chemical, substitute or material. Tenant shall provide material safety data sheets for any Hazardous Material used or kept on the Premises.

12.        Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

13.        Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14.        Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, fish, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15.        The Premises shall not be used for any improper, objectionable or immoral purposes.

16.        The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17.        Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18.        Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

19.        Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. Tenant shall participate in recycling programs undertaken by Landlord.

20.        Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in Irvine, California without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. Tenant shall make alternate arrangements, at Tenant’s cost, for the disposal of high volumes of trash in excess of the amount determined by Landlord to be an office tenant’s typical volume of trash (i.e., excessive moving boxes or shipping materials). If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

21.        Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22.        Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

23.        No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant’s sole cost and expense. Tenant shall keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises. Prior to leaving the Premises for the day, Tenant shall draw or lower window coverings and extinguish all lights. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Common Areas.

24.        The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

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25.        Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

26.        Tenant must comply with all applicable “NO-SMOKING” or similar ordinances. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building.

27.        Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

28.        All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings reasonably approved by Landlord, to absorb or prevent any vibration, noise and annoyance.

29.        Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

30.        No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

31.        No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

32.        Tenant shall not purchase towels, janitorial or maintenance or other similar services from any company or persons not approved by Landlord. Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with the security and proper operation of the Building.

33.        Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

34.        Tenant shall not permit any portion of the Project, including the Parking Facilities, to be used for the washing, detailing or other cleaning of automobiles.

35.        All low voltage and data cable installed at the Premises must be plenum rated.

36.        “Smoking,” as used herein, shall be deemed to include the use of e-cigarettes, smokeless cigarettes and other similar products. All rules and regulations set forth in this Exhibit applicable to smoking also apply to the use of e-cigarettes, smokeless cigarettes and other similar products.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D
-3-	[XPONENTIAL FITNESS]

EXHIBIT E

DEPICTION AND LOCATION OF SIGNAGE

EXHIBIT E
-1-	[XPONENTIAL FITNESS]

EXHIBIT F

INTENTIONALLY DELETED

EXHIBIT F
-1-	[XPONENTIAL FITNESS]

EXHIBIT G

DESCRIPTION OF EXISTING COVENANTS,

CONDITIONS AND RESTRICTIONS

1.         Declaration of Easements, Covenants, Conditions and Restrictions dated November 22, 2004, by Maguire Properties, L.P., as Declarant, and recorded on November 23, 2004 as Instrument No. 2004001045376 in the Official Records of the County of Orange.

EXHIBIT G
-1-	[XPONENTIAL FITNESS]

EXHIBIT H

DEPICTION OF PATIO WORK

EXHIBIT H
-1-	[XPONENTIAL FITNESS]

EXHIBIT I

TENANT’S CURRENT BALANCE SHEET

Club Pilates Franchise, LLC

Balance Sheet

As of May 31, 2017

Total
ASSETS
Current Assets
Bank Accounts
Cal United 1593	506,596.74
Cal United MFC 8947	15,696.31
Cash Undeposited	0.00
Citizens Business Bank 1167	1,507,212.76
Money Market	24.66

Total Bank Accounts	$2,029,530.47
Accounts Receivable
Accounts Receivable	11,226,431.78

Total Accounts Receivable	$11,226,431.78
Other Current Assets
Accounts Rec Franchise Fee	0.00
Accounts Rec Royalties	0.00
Accounts Receivable - MFC	222,667.55
Accounts Receivable - Pilates S	0.00
Accounts Receivable GAAP	0.00
Credit Card Receivables	0.00
Employee Advances	0.00
Inventory Asset	393,866.08
Note Receivable	0.00
Other Assets	0.00
Other Receivables	800,945.00
Other Receivables GAAP	0.00
Prepaid Expenses	70,470.15
Prepaid Expenses - GAAP Adj	0.00
Prepaid Insurance	333.41
Teacher Training Receivable	66,373.12
Undeposited Funds	7,637.07

Total Other Current Assets	$1,562,292.38

Total Current Assets	$14,818,254.63
Fixed Assets
Accumulated Depreciation	-109,321.79
Autos and Trucks	17,000.00
Computer Equip, and Programming	73,208.72
Furniture and Equipment	283,098.19
Leasehold Improvements	75,417.31
Video Production and Materials	140,884.36
Web Design & Domain	35,606.25

Total Fixed Assets	$515,893.04

EXHIBIT I
-1-	[XPONENTIAL FITNESS]

Other Assets
Deposits	35,900.00
Intangible Assets
Goodwill	5,782,162.02
Territory Rights	0.00
Trademark	25,000.00
Accumulated Amortization	-3,568.67

Total Trademark	$21,431.33

Total Intangible Assets	$5,803,593.35

Total Other Assets	$5,839,493.35

TOTAL ASSETS	$21,173,641.02
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts Payable	890,256.90

Total Accounts Payable	$890,256.90
Credit Cards
Credit Card	0.00

Total Credit Cards	$0.00
Other Current Liabilities
Accounts Payable GAAP	0.00
Accrued Costs - Equipment	9,378,945.97
Accrued Costs - Products	490,439.34
Accrued Costs - GAAP Adj	0.00
Accrued Development Costs	0.00
Accrued Expenses	114,697.03
Accrued Interest	-0.04
BOE Payable	23.93
CA Department of Revenue Payable	-6,724.61
Department of Revenue Payable	-21,148.75
Due to Related Party	0.00
Due to Club Pilates Global	0.00
Due to Club Pilates, LLC	0.00

Total Due to Related Party	$0.00
Lafayette Payable	8.25
Marketing Reserve	15,696.31
Note Payable - LAG Fit	0.00
Sales Tax Agency Payable	0.00
Sales Tax Liability	119,127.68
Sales Tax Payable	221.56
Sales Tax Payable - Sales Tax	21,063.07
Sales Tax Payable	0.00

Total Sales Tax Payable - Sales Tax	$21,063.07
Vouchers Unredeemed	-216.60

Total Other Current Liabilities	$10,112,133.14

Total Current Liabilities	$11,002,390.04

EXHIBIT I
-2-	[XPONENTIAL FITNESS]

Long-Term Liabilities
Deferred Revenues
Deferred area development fee	0.00
Deferred Costs	0.00
Deferred Prepaid Classes	0.00
Deferred Product Sales	0.00
Deferred Revenue - Equipment Sales	0.00
Deferred Revenue-Franchise Fees	0.00

Total Deferred Revenues	$0.00
Note Payable - Club Pilates Global	0.00
Note Payable - Club Pilates LLC	0.00

Total Long-Term Liabilities	$0.00

Total Liabilities	$11,002,390.04
Equity
Common Units	666,667.00
Member Capital Contribution	3,764,630.00
Member Distributions	-6,096,334.61
Opening Balance Equity	-353,695.00
Preferred Units	945,095.00
Retained Earnings	328,367.95
Net Income	10,916,520.64

Total Equity	$10,171,250.98

TOTAL LIABILITIES AND EQUITY	$21,173,641.02

Friday, Jul 21, 2017 09:24:51 AM GMT-7 - Accrual Basis

EXHIBIT I
-3-	[XPONENTIAL FITNESS]

OFFICE LEASE

QUINTANA OFFICE PROPERTY LLC,

a Delaware limited liability company,

as Landlord,

and

XPONENTIAL FITNESS LLC,

a Delaware limited liability company,

as Tenant.

[XPONENTIAL FITNESS]

EXHIBITS

A CONCEPTUAL OUTLINE OF PREMISES
A-1 DEPICTION OF BUILDING AND PROJECT
B TENANT WORK LETTER
C NOTICE OF LEASE TERM DATES
D RULES AND REGULATIONS
E DEPICTION AND LOCATION OF SIGNAGE
F INTENTIONALLY DELETED
G LIST OF EXISTING COVENANTS, CONDITIONS AND RESTRICTIONS
H DEPICTION OF PATIO WORK
I TENANT’S CURRENT BALANCE SHEET

(i)	[XPONENTIAL FITNESS]

INDEX

Page(s)

Abatement Event	28
Additional Rent	10
After Hours HVAC	16
After Hours HVAC Rate	16
Alterations	17
Anti-Corruption Laws	38
Bank Prime Loan	30
Base Building	17
Base Rent	9
Base Rent Abatement Period	1
Base, Shell, and Core	5
Brokers	35
Builder’s All Risk	18
Building	5
Building Hours	15
Building Structure	16
Building Systems	16
CC&R Payments	11
Common Areas	5
Concessions	7
Cost Pools	12
Damage Termination Date	21
Damage Termination Notice	21
Default	26
Development CC&R’s	36
Direct Expenses	10
Eligibility Period	28
Energy Disclosure Requirements	37
Estimate	13
Estimate Statement	13
Estimated Direct Expenses	13
Expansion Rent	6
Expansion Space	6
Expense Year	10
Fair Rental Value	7
Force Majeure	33
Government Lists	34
Government Official	38
Hazardous Materials	14
Holidays	15
HVAC	15
Landlord	1
Landlord Parties	18
Laws	30
Lease	1
Lease Commencement Date	7
Lease Expiration Date	7
Lease Term	7
Lines	35
Mail	34
Net Worth	24
Non-Transferee Assignee	24
Notices	34
Operating Expenses	10
Option Conditions	7
Option Exercise Notice	8
Option Rent	7
Option Rent Notice	8
Option Term	7
Original Improvements	19
Original Tenant	5
Outside Agreement Date	8

(ii)	[XPONENTIAL FITNESS]

Page(s)

Overage	13
Permitted Non-Transfer	24
Permitted Non-Transferee	24
Premises	5
Prohibited Payment	38
Project	5
Proposition 13	12
Provider	35
rent	27
Rent	10
ROFR Space	5
Security Deposit	29
Statement	12
Subject Space	22
Subleasing Costs	23
Summary	1
Superior Right Holders	6
Tax Expenses	12
Tenant	1
Tenant Energy Use Disclosure	37
Tenant Individuals	34, 37
Tenant’s Parties	14
Transfer Notice	22
Transfer Premium	23
Transferee	22
Transfers	22
use	23

(iii)	[XPONENTIAL FITNESS]